Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

ROCHE HOLDINGS, INC.,

a Delaware corporation,

BLUE GIANT ACQUISITION CORP.,

a Delaware corporation, and

POSEIDA THERAPEUTICS, INC.,

a Delaware corporation

Dated as of November 25, 2024

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(CONTINUED)

(CONTINUED)

(CONTINUED)

		Page
8.13	Transfer Taxes	65
8.14	Expenses	65
8.15	Company Disclosure Letter	65

EXHIBITS

Exhibit A	DEFINITIONS

1.1	Cross Reference Table	A-1

1.2	Certain Definitions	A-2

Exhibit B	FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Exhibit C	FORM OF BYLAWS OF THE SURVIVING CORPORATION

Annexes

Annex A	Conditions to the Offer

Annex B	Form of CVR Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 25, 2024 (the “Agreement Date”) by and among Roche Holdings, Inc., a Delaware corporation (“Parent”), Blue Giant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Poseida Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Common Stock”);

WHEREAS, pursuant to this Agreement, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Shares”), for (i) $9.00 per Share in cash (the “Cash Amount”) plus (ii) one contingent value right per Share (a “CVR”), which shall represent the right to receive the Milestone Payments (as such term is defined in the CVR Agreement) at the times provided for in the CVR Agreement, without interest (the Cash Amount plus the CVR, collectively, or any different amount paid pursuant to the Offer to the extent permitted under this Agreement, the “Offer Consideration”);

WHEREAS, as soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, whereby each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Offer Consideration, net to the holder in cash, without interest, upon the terms and subject to the conditions of this Agreement and subject to any withholding of Taxes as contemplated by this Agreement;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the transactions contemplated by this Agreement and the CVR Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of transactions contemplated hereby, including the Offer and the Merger, and approved the CVR Agreement and the transactions contemplated thereby, (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (iv) resolved to make the Company Board Recommendation;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a Tender and Support Agreement in favor of Parent and Merger Sub (the “Tender and Support Agreements”), pursuant to which such stockholders, among other things, will agree to tender all shares of Company Common Stock beneficially owned by it to Parent in the Offer;

WHEREAS, the Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby; and

WHEREAS, the Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement, the CVR Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement, the CVR Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within ten (10) Business Days) after the Agreement Date, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to acquire all of the Shares for cash consideration per Share equal to the Offer Consideration.

(b) The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and acquire any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Merger Sub or Parent, of the conditions set forth in Annex A (the “Offer Conditions”). Subject to the satisfaction, or waiver by Merger Sub or Parent, of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Date and in any event in compliance with Rule 14e-1(c) under the Exchange Act (the time of such acceptance for payment, the “Acceptance Time”). The Offer Consideration in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the former holder

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thereof in cash, without interest, subject to the deduction or withholding of any Taxes as contemplated in Section 2.10, on the terms and subject to the conditions set forth in this Agreement. The time scheduled to provide the Offer Consideration for the Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to acquire the Shares that describes the terms and conditions of the Offer as set forth in this Agreement (the “OTP”). Merger Sub and Parent expressly reserve the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Consideration or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion), Merger Sub shall not (i) decrease the Offer Consideration, including by reducing the Cash Amount or the amount or number of any of the Milestone Payments underlying the CVR to be paid per Share (other than in connection with Section 1.1(g) hereof), (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be acquired in the Offer (other than pursuant to Section 1.1(g) hereof), (iv) amend or modify (x) any of the Offer Conditions in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions or (y) any other terms or conditions of the Offer in a manner that is, or would reasonably be expected to be, materially adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, (v) impose conditions to the Offer in addition to the Offer Conditions, (vi) amend, modify or waive the Minimum Condition or the Regulatory Condition (other than waivers of the Regulatory Condition to the extent not related to the jurisdictions set forth on Schedule A-3), (vii) accelerate, extend or otherwise change any time period for the performance of any obligation of Merger Sub or Parent (including the Expiration Date) other than pursuant to and in accordance with this Agreement, (viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL, (ix) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (x) amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof).

(d) Unless extended as provided in this Agreement, the Offer shall initially be scheduled to expire at one minute following 11:59 p.m., New York City time, on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such date being the “Initial Expiration Date”). Notwithstanding the foregoing, if as of the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied or, to the extent waivable in accordance with the terms hereof, has not been waived by Merger Sub or Parent, Merger Sub shall (subject to the rights or remedies of the parties hereto hereunder, including under Article VII), extend the Offer and its expiration date beyond the Initial Expiration Date (the Initial Expiration Date as it may be extended

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herein is referred to as the “Expiration Date”) on one or more occasions, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree), to permit such Offer Condition to be satisfied (it being understood, for the avoidance of doubt, that the Offer shall not be extended pursuant to this sentence if all Offer Conditions have been satisfied or waived in accordance with the terms hereof); provided, however, that in no event shall Merger Sub (i) be required to extend the Offer beyond the Outside Date or (ii) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company; and provided further, that Merger Sub shall not be required to extend the Offer beyond the Expiration Date that immediately follows the satisfaction of the Regulatory Condition on more than four (4) occasions, not to exceed an aggregate of forty (40) Business Days (provided that each such extension will be ten (10) Business Days unless the Company agrees otherwise), if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived, other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. Notwithstanding anything herein to the contrary, Merger Sub shall, without the written consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, any rule or regulation of the Nasdaq, or any other applicable Law, in each case, applicable to the Offer.

(e) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event of a termination of this Agreement pursuant to Section 7.1. In the event that this Agreement is terminated pursuant to Section 7.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f) On the commencement date of the Offer, Merger Sub and Parent shall (i) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the OTP, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable Law. Parent and Merger Sub shall (x) cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. The Company shall promptly furnish to Merger Sub and Parent in writing all information concerning the Company and its stockholders that may be required by applicable Law to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(f). The Company and

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its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Merger Sub and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Each of Merger Sub, Parent and the Company agrees to promptly correct any information provided by it for use in the Offer Documents, (x) if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and (y) to correct any material omissions therein. Merger Sub and Parent further agree to take all steps necessary to cause the Offer Documents as so corrected (if applicable) to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments by Merger Sub, Parent or their counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC or its staff for amendments or supplements to the Offer Documents, Merger Sub and Parent agree to (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by the Company and its counsel; (iii) provide the Company and its counsel an opportunity to participate with Merger Sub, Parent or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company with copies of any written comments or responses submitted by Merger Sub and Parent in response thereto. Parent and Merger Sub shall respond promptly to any comments from the SEC or its staff with respect to the Offer Documents or the Offer.

(g) If, during the period commencing on the Agreement Date and ending at the Acceptance Time, the Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 1.1(g) shall be construed to permit or require the Company to take any action with respect to the Shares that is prohibited by the terms of this Agreement.

(h) Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds in respect of the aggregate Cash Amount necessary to acquire any Shares that Merger Sub becomes obligated to acquire pursuant to the Offer, which funds shall be deposited with the Payment Agent concurrently with or promptly following the Acceptance Time.

(i) At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by the Rights Agent.

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1.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC and following the filing thereof, the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, unless the Company Board has effected a Change in Company Board Recommendation in accordance with Section 5.4, shall contain and reflect the Company Board Recommendation. Unless requested otherwise by the Company, a copy of the Schedule 14D-9 shall be included with the Offer Documents mailed or furnished to holders of Shares by Parent and Merger Sub. Each of Merger Sub and Parent shall promptly furnish to the Company in writing all information concerning Merger Sub and Parent that may be required by applicable Law to be set forth in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.2(a). The Company shall cause the Schedule 14D-9 to be filed with the SEC pursuant to this Section 1.2(a) to be disseminated to the holders of Shares as and to the extent required by applicable Law, concurrently with the dissemination of the Schedule TO to the holders of Shares by Merger Sub. The Company shall (x) cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. Except with respect to any amendments filed in connection with an Acquisition Proposal or after a Change in Company Board Recommendation, the Company agrees to provide Merger Sub, Parent and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Merger Sub, Parent and their counsel. Each of the Company, Merger Sub and Parent agrees, as and to the extent required by applicable Law, to promptly correct any information provided by it for use in the Schedule 14D-9, (x) if and to the extent that such information shall have become false or misleading in any material respect, and (y) to correct any material omissions therein. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Merger Sub, Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) provide Merger Sub, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Merger Sub, Parent and their counsel prior to responding to any such comments or requests; (iii) provide Merger Sub, Parent and their counsel an opportunity to participate with the Company or its counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide Merger Sub or Parent with copies of any written comments or responses submitted by the Company in response thereto. The Company shall respond promptly to any comments from the SEC or its staff with respect to the Schedule 14D-9.

(b) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Merger Sub and Parent with (i) mailing labels containing the names and addresses of all record holders of Shares; and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and of those persons who become record or beneficial owners subsequent to such date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub and Parent with such additional

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information, including updated listings and computer files of record holders and beneficial holders of Shares, mailing labels, addresses, and security position listings, and such other assistance as Merger Sub, Parent or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to applicable Law, and except for such actions as are necessary to disseminate the Offer Documents, Merger Sub and Parent shall, and shall cause their Representatives to, hold in confidence the information and documents provided to them under this Section 1.2(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and confirm such destruction in writing) all such information and documents (along with all copies thereof) then in their possession or control.

ARTICLE II.

THE MERGER

2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation in the Merger. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time. Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place as soon as practicable following the consummation of the Offer, but in any event on the date of the Offer Closing following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to their satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions). The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Merger Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

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2.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) subject to the limitations set forth in Section 5.7, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) subject to the limitations set forth in Section 5.7, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

2.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, Parent, the Company or any stockholder of the Company:

(i) all Shares held by the Company or any Company Subsidiary (or held in the Company’s treasury) as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all Shares held by Merger Sub or Parent or any Subsidiary of Parent as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) any Shares irrevocably accepted to be acquired in the Offer shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and no additional consideration shall be paid in exchange therefor;

(iv) except as provided in clauses (i), and (ii) and (iii) above and subject to Section 2.5(b) and Section 2.11, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Consideration, without interest (the “Merger Consideration”); and

(v) each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

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(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then, without duplication of the effects of Section 1.1(g), the Merger Consideration shall be appropriately adjusted.

2.6 Company Equity Awards.

(a) Company Options. Neither Merger Sub nor Parent shall assume any Company Options or substitute for any Company Option any option for Merger Sub or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, each Company Option that is outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, each Company Option shall be canceled and converted into the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the cancellation of such Company Option, (A) an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.10), equal to the product of: (1) the excess, if any, of the Cash Amount over the exercise price per share of each such Company Option; and (2) the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time and (B) one CVR in respect of each share of Company Common Stock underlying such Company Option (clauses (A) and (B) collectively, the “Option Consideration”); provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Cash Amount, but less than $13.00 (any such option, an “Underwater Option”), such Underwater Option shall not be entitled to any payment of the Cash Amount in respect thereof. Each Underwater Option shall be canceled and converted into the right to receive the CVR included in the Option Consideration with respect to each share of Company Common Stock underlying such Underwater Option, and therefore may become entitled to receive, without interest, at each time a Milestone Payment becomes due and payable under the terms of the CVR Agreement, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Underwater Option, multiplied by (ii) the amount, if any, by which (A) the Cash Amount plus the amount of such Milestone Payment plus the amount of any other Milestone Payments that previously became due and payable under the terms of the CVR Agreement exceeds (B) the exercise price per share with respect to such Underwater Option plus the Milestone Payment Amounts (as such term is defined in the CVR Agreement), if any, previously paid pursuant to the CVR Agreement to the former holder of such Underwater Option in respect of each CVR granted in respect of such Underwater Option in accordance with this Section 2.6(a); provided further, that if the exercise price per share of any Company Option is equal to or greater than $13.00, such Company Option shall be cancelled immediately prior to the Effective Time without any payment being made in respect thereof. The terms of the CVR to be issued to any holder of Company Options, and the circumstances in which any Milestone Payment is made in respect thereof, shall be governed solely by the CVR Agreement.

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(b) Company RSUs. Neither Merger Sub nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Merger Sub or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (i) each Company RSU that is not a 2025 Company RSU that is outstanding as of immediately prior to the Effective Time (x) shall fully vest, and (y) shall be canceled and converted into the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), (A) an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.10) equal to the product of (1) the Cash Amount and (2) the number of shares of Company Common Stock subject to such Company RSU and (B) one CVR in respect of each share of Company Common Stock subject to such Company RSU (clauses (A) and (B) collectively, the “RSU Consideration”); provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code and (ii) each 2025 Company RSU that is outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive, without interest, the RSU Consideration, which shall vest and become payable by the Surviving Corporation to the holder thereof in accordance with the vesting schedule and terms and conditions applicable to such 2025 Company RSU immediately prior to the Effective Time. The terms of the CVR to be issued to any holder of Company RSUs, and the circumstances in which any Milestone Payment is made in respect thereof, shall be governed solely by the CVR Agreement.

(c) Company ESPP. Neither Merger Sub nor Parent shall assume or continue outstanding Purchase Rights (as such term is defined in the Company ESPP) or substitute similar rights for outstanding Purchase Rights. Following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any outstanding Offering or Purchase Period(s) within such Offering (as such terms are defined in the Company ESPP) under the Company ESPP, the Offering or Purchase Period(s) under such Company ESPP shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP upon the earlier to occur of (x) the day that is four (4) trading days prior to the Effective Time or (y) the date on which such Offering or Purchase Period(s) would otherwise end, and no additional Offering or Purchase Period(s) shall commence under the Company ESPP after the Agreement Date; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the Agreement Date, or (B) make separate non-payroll contributions to the Company ESPP on or following the Agreement Date; (iii) no individual who is not participating in the Company ESPP as of the Agreement Date may commence participation in the Company ESPP following the Agreement Date and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(d) Further Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Stock Plan) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary. In addition to the foregoing, prior to the Effective Time, the Company shall terminate all Stock Plans, effective not later than immediately prior to the Effective Time. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to the reasonable review and comment by Parent) not later than the Business Day preceding the Effective Time.

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(e) At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the Payment Agent cash sufficient to pay the aggregate Cash Amounts in respect of the Option Consideration and RSU Consideration to Equity Award Holders that are not employees of the Company for employment tax purposes, and were not employees of the Company on the date the applicable Company Option or Company RSU was granted (“Non-Employee Equity Award Holders”) and cause the Payment Agent to make payment of such Cash Amounts to Non-Employee Equity Award Holders in the manner described in Section 2.9. All payments provided pursuant to this Section 2.6 to Equity Award Holders other than Non-Employee Equity Award Holders shall be made through the payroll or equity award maintenance systems of the Surviving Corporation or another Affiliate of Parent, subject to any required withholding Tax as contemplated in Section 2.10.

2.7 Treatment of Company Warrants. Prior to the Effective Time, the Company shall, in accordance with the terms of all unexercised and unexpired Company Warrants, deliver notices to the holders of such Company Warrants, informing such holders of the Transactions and containing such other information as the Company reasonably determines to be required pursuant to the terms of the applicable Company Warrants. In accordance with the terms of the applicable Company Warrant, (a) any shares of Company Common Stock underlying a Company Warrant exercised as of immediately prior to the Acceptance Time, and contingent upon the occurrence of the Acceptance Time, shall, upon such exercise of such Company Warrant in accordance with the terms thereof, be treated in the same manner as each Share outstanding immediately prior to the Effective Time under Section 2.5; and (b) any Company Warrant that is not exercised prior to the Acceptance Time and any Company Warrant outstanding as of immediately prior to the Acceptance Time that has an exercise price per share equal to or greater than the Cash Amount, shall expire and terminate automatically, in each case as of immediately prior to the Acceptance Time without any payment being made in respect thereof.

2.8 Closing of the Company’s Transfer Books. At the Effective Time, (a) all Shares issued and outstanding immediately prior to the Effective Time (including any Dissenting Shares) shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing Shares, and all holders of book-entry Shares, that were outstanding immediately prior to the Effective Time shall, in each case, cease to have any rights as stockholders of the Company except as provided in this Agreement or by applicable Law; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.9 or, in the case of Dissenting Shares, treated as set forth in Section 2.11.

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2.9 Surrender of Certificates.

(a) Prior to the Merger Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as depository agent and payment agent in the Transactions (the “Payment Agent”). The agreement pursuant to which Parent shall appoint the Payment Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the aggregate Cash Amount payable pursuant to Sections 2.5, 2.6 and 2.7, respectively. The cash so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Fund shall not be used for any purpose other than to pay the Cash Amount in the Merger. The Payment Agent may invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), and in any such case, (i) no such investment will relieve Parent, Merger Sub or the Payment Agent from making the payments required by this Article II and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Promptly after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Payment Agent to mail to the Persons who were record holders of Company Stock Certificates or book-entry shares immediately prior to the Effective Time (other than to holders of Excluded Shares): (i) a letter of transmittal in customary form reasonably acceptable to the Company and Parent; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or book-entry shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate (or an effective affidavit of loss in lieu thereof) to the Payment Agent for exchange, together with a duly completed and validly executed letter of transmittal in the case of any such Company Stock Certificates, or upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer to the Payment Agent as the Payment Agent may reasonably request) in the case of such book-entry shares, together with such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate or book-entry share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced thereby; and (B) the Company Stock Certificate so surrendered or such book-entry share shall be canceled. Until surrendered as contemplated by this Section 2.9(b), each Company Stock Certificate or book-entry share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.5. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock Certificate or book-entry share. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Shares previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as

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the Surviving Corporation may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. Upon the making of such affidavit and delivering such bond, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the Cash Amount to be paid in respect of the Shares formerly represented by such Company Stock Certificate as contemplated under this Article II.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Stock Certificate or book-entry share is registered, it shall be a condition of payment that such Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such book-entry share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Company Stock Certificate or book-entry share or shall have established to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.

(d) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Shares as of the date that is one (1) year after the Merger Closing Date shall be delivered to Parent upon demand, and any holders of Shares (other than with respect to any Dissenting Shares) who have not theretofore surrendered their Company Stock Certificates or book-entry shares, as applicable, in accordance with this Section 2.9 prior to that time shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration pursuant to this Section 2.9. Any amounts remaining unclaimed by holders of Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.10 Withholding Rights. Notwithstanding any other provision in this Agreement, each of the Payment Agent, Merger Sub, Parent, the Company and the Surviving Corporation (including any of their Affiliates or agents) shall be entitled to deduct and withhold from the Offer Consideration and Merger Consideration (including any Milestone Payments in respect of the CVR) or any other payments made in connection with this Agreement, as applicable, payable to any holder of any Shares, any holder of any Company Equity Award or any other recipient pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and duly deposited with the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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2.11 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Shares held by a holder who is entitled to appraisal rights under Section 262 of the DGCL and has properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such Shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.5, but shall, at the Effective Time, by virtue of the Merger, no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such Shares shall no longer be deemed to be Dissenting Shares and shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.5, without interest thereon, upon surrender of such Shares in accordance with Section 2.9.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal under Section 262 of the DGCL received by the Company prior to the Effective Time; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) to the extent permitted by applicable Law, the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL).

2.12 Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

2.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take and shall take such action.

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2.14 Loan Payoff. At the Merger Closing, but contingent upon the occurrence of the Merger Closing, Parent shall pay, or cause to be paid, on behalf of the Company, all amounts necessary to pay and fully discharge the then-outstanding Obligations (as defined under the Existing Credit Agreement) of the Company to the Collateral Agent and Lenders (as such terms are defined under the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as such term is defined in the Existing Credit Agreement, and collectively with the Existing Credit Agreement, the “Existing Loan Documents”). No less than five (5) Business Days prior to the Merger Closing Date, the Company shall obtain a customary payoff letter from Lenders (the “Payoff Letter”) for the Existing Loan Documents, which shall provide, without limitation: (a) the amount of the then-outstanding Obligations of the Company, including unpaid principal, all accrued but unpaid interest, any prepayment fees and penalties and all other fees, expenses and other amounts required to be paid under the Existing Loan Documents in order to repay all amounts due and owing under the Existing Loan Documents as of the Merger Closing (the “Payoff Amount”), (b) that all financial accommodations under the Existing Loan Documents shall be terminated, (c) that effective immediately upon Lenders’ receipt, via wire, of payment in full in cash of the Payoff Amount (the date of Lenders’ receipt of the Payoff Amount being the “Payoff Date”), all Obligations and other obligations under the Existing Loan Documents shall be paid and discharged in full (provided, however, that those obligations that are expressly specified in any Existing Loan Document as surviving that respective agreement’s termination, including the Company Warrants and the Company’s indemnity obligations set forth in the Existing Loan Documents, shall survive in accordance with their terms; it being understood for purposes of this Agreement that neither Parent nor Merger Sub shall have any obligation with respect to any Company Warrant following the Merger Closing, other than to pay a holder thereof the Offer Consideration with respect to the shares of Company Common Stock underlying any such Company Warrant exercised as of immediately prior to the Acceptance Time in accordance with Section 2.7), (d) that guarantees, if any, supporting or securing such borrowings or obligations under the Existing Loan Documents shall be, on the Payoff Date, automatically terminated and (e) that on the Payoff Date, all security interests, pledges and Liens granted pursuant to the Existing Loan Documents shall be automatically terminated and the Company (or its designee, agent or representative) shall be authorized to prepare and file all appropriate termination filings and other documents to evidence the release of the security interests and termination of the obligations set forth in the Existing Loan Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) or furnished by the Company to the SEC and publicly available prior to the Agreement Date, in each case, since January 1, 2022 on the SEC EDGAR database (but without giving effect to any amendment to any such document filed on or after the Agreement Date), other than any information that is contained under the captions “Risk Factors” or “Forward-Looking Statements” or other similar cautionary disclosures (in each case, each, an “Available Company SEC Document”), if the relevance of such information as an exception to (or a disclosure for purposes of) any section of this Agreement is reasonably apparent on its face; or (ii) the Company Disclosure Letter (each section of which

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qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other sections of this Agreement is reasonably apparent on the face of such disclosure) delivered by the Company to Parent on the Agreement Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Sub and Parent as follows:

3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the amended and restated certificate of incorporation and amended and restated bylaws of the Company which are incorporated by reference as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in material violation of any of the provisions of its certificate of incorporation or bylaws. For each Significant Subsidiary, if any, the Company has made available to Parent true and correct copies of the Organizational Documents of such Significant Subsidiary, each as amended to the Agreement Date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on November 22, 2024 (the “Capitalization Date”): (A) 97,466,666 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 16,499,838 shares of Company Common Stock; (E) 5,502,654 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 121,122 shares of Company Common Stock were issuable upon the exercise of outstanding Company Warrants; (G) 2,162,136 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and (H) 5,315,236 shares of Company Common Stock were reserved for future issuance under the Stock Plans (including upon exercise of the Company Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or Company Warrant or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. All outstanding securities of the Company have been offered and issued in compliance in all material respects with the Securities Act. The Company has made available to Parent or its counsel accurate and complete copies of the Company Warrants and the Stock Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Equity Awards. Section 3.2(a) of

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the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and Company Warrant and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the Stock Plan and form of award agreement pursuant to which the award was made. The Stock Plans are the only plans or programs the Company or any of the Subsidiaries of the Company (the “Company Subsidiaries”) has maintained under which stock options, restricted shares, restricted share units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, or granted any options, restricted stock, restricted stock units, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and Company Warrants or rights under the Company ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Company securities or securities of any wholly-owned Company Subsidiary.

(b) Except as set forth in the second sentence of Section 3.2(a), (i) as of the Capitalization Date, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (iii) no Person holds any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of, capital stock or other securities of the Company, in each case other than derivative securities not issued by the Company.

3.3 Authorization; No Conflict.

(a) Assuming the Merger is consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.11, (i) the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder,

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and (ii) no other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and assuming due execution and delivery by Parent and Merger Sub constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly adopted resolutions unanimously (i) determining that the transactions contemplated by this Agreement and the CVR Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of transactions contemplated hereby, including the Offer and the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (iii) resolving that the Merger will be effected under Section 251(h) of the DGCL, and (iv) resolving to make the Company Board Recommendation.

(c) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or any of the Organizational Documents of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by the Company under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries pursuant to the terms, conditions or provisions of, any Company Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act or any other Antitrust Law of any jurisdiction, (iii) the filing with the SEC of (x) the Schedule 14D-9 and (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”),

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(iv) compliance with the rules of The Nasdaq Global Select Market (“Nasdaq”), (v) compliance with the “blue sky” laws of various states, and (vi) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between the Company or any Company Subsidiary and a Governmental Body, in each case except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

3.4 Subsidiaries.

(a) As of the date of this Agreement, the Company has no Subsidiaries.

(b) The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2022, the Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with or to the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Report, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). As of the date of this Agreement, the Company does not intend to correct in any material respect or restate, and to the Knowledge of the Company there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Reports.

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(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2022, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act.

(d) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company Financial Statements. The Company has disclosed, based on its most recent evaluation of internal controls prior to the Agreement Date, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. To the Knowledge of the Company, any material change in internal control over financial reporting required to be disclosed in any Company SEC Report has been so disclosed. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company. The Company is not party to, nor has it entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s audited financial statements or other Company SEC Reports.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

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(g) Except (i) as reflected in the Company Financial Statements, (ii) for liabilities incurred since September 30, 2024 in the ordinary course of business, (iii) as specifically contemplated by or disclosed in this Agreement (including the Company Disclosure Letter) or (iv) for liabilities for performance of obligations under Contracts entered into by the Company or the Company Subsidiaries (other than resulting from any breach thereof by the Company or any Company Subsidiary) either delivered or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect.

3.6 Absence of Material Adverse Changes, etc. Since January 1, 2024 through the Agreement Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business in all material respects (except for the execution and performance of this Agreement and the discussions and negotiations related thereto). Since January 1, 2024 through the Agreement Date, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7 Litigation. As of the Agreement Date, there are no Legal Proceedings pending and served or, to the Knowledge of the Company, pending and not served or threatened in writing, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, there are no Judgments of any Governmental Body or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. This Section 3.7 shall not apply with respect to Tax matters.

3.8 Information Supplied. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Information Statement, if applicable, will, at the date it is disseminated or, as applicable, first mailed to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Sub or Parent in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

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3.9 Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth all material Company Employee Benefit Plans and material Company Employee Agreements (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any; and (v) the trust agreement, insurance contract or funding agreements relating to such Company Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the IRS that has not been revoked, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code in respect of a Company Employee Benefit Plan.

(d) Except as has not resulted in any material liability under ERISA or the Code, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the Agreement Date.

(e) Neither the Company, any Company Subsidiary nor any Company ERISA Affiliate has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) any employee pension benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

(f) Except (x) as set forth in Section 3.9(f) of the Company Disclosure Letter, (y) as provided in Section 2.6 of this Agreement, or (z) for payments that are expressly permitted under Sections 5.2(b)(ii) or (b)(xi) of this Agreement or of the corresponding sections of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Merger will, either alone or in combination with another event, whether contingent or otherwise: (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise); or (ii) create any limitation or restriction on the right of the Company or any Company Subsidiary to merge, amend or terminate any Company Plan.

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(g) Except as set forth on Section 3.9(g) of the Company Disclosure Letter, no amount payable to any current or former employee of the Company or any Company Subsidiary as a result of the execution and delivery of this Agreement or the consummation of the Merger (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G of the Code or would be nondeductible under Section 280G of the Code. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

3.10 Taxes.

(a) (i) Each of the Company and the Company Subsidiaries has filed all material Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes due and payable by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. There are no material Liens on any of the assets or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary in respect of any material Tax.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business), or any advance pricing or similar agreement or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. applicable Law) relating to Taxes with any taxing authority, which agreement would be effective after the Merger Closing Date.

(e) Neither the Company nor any Company Subsidiary has been a member of an “affiliated group” (as defined in Section 1504 of the Code) filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(f) During the two (2) years prior to the Agreement Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code.

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3.11 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices regarding the Company or any Company Subsidiary relating to any violation of, noncompliance with, liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law.

(ii) To the Knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b) As used in this Agreement, “Environmental Laws” shall mean any Federal, foreign, state and local Law pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

3.12 Compliance with Laws.

(a) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is, nor has been since January 1, 2022, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound, and since January 1, 2022, neither the Company nor any of the Company Subsidiaries has been notified in writing by any Governmental Body of any such violation, or any investigation with respect to any such Law, except in each case for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.12(a) shall not apply with respect to Tax matters.

(b) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Body.

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3.13 Regulatory Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have in effect all Regulatory Permits (including, for the avoidance of doubt, all investigational new drug applications (INDs) (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Regulatory Permits are in full force and effect and (iii) the Company is in compliance with, and is not in default under, each such Regulatory Permit.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) are the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority, that, assuming such investigations were determined or resolved adversely, would reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, the Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries), has been in compliance in all material respects with all Health Laws. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries) (i) have received any material written notice from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any allegations of failure to maintain systems and programs required by applicable Health Laws, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing, or (iii) are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Body, and, to the Knowledge of the Company, no such action is pending as of the Agreement Date.

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(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, since January 1, 2022, filed with the applicable Health Authority all required and material filings, including IND Safety Reports or similar required reports of potential serious risks. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such filings.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, (ii) no clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, and (iii) neither the FDA nor any other applicable Governmental Body, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has commenced, or, to the Knowledge of the Company and the Company Subsidiaries, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company and the Company Subsidiaries.

(f) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or Collaboration Partners has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result in being disqualified, debarred or deregistered, or excluded by any Governmental Body from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b(f)) or under 21 U.S.C. § 335a or comparable foreign applicable Law.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter contains a list of (i) all Company Products currently offered by the Company or any Company Subsidiary, (ii) all Domain Names owned or purported to be owned by the Company or any Company Subsidiary, and (iii) all material unregistered Trademarks owned or purported to be owned by the Company or any Company Subsidiary.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth as of the Agreement Date a true and complete list of all Registered Intellectual Property owned or purported to be owned in whole or in part by the Company or any Company Subsidiary that has not otherwise been abandoned, expired or cancelled, indicating for each item the registration and/or application number, the applicable filing jurisdiction, the date of filing and/or issuance and the owner/owners (“Company Registered Intellectual Property”). As of the Agreement Date, no cancellation, interference, inter partes review, post grant review, derivation, opposition, reissue, reexamination or other similar proceeding is pending or, to the Company’s Knowledge, threatened in writing, in which the validity, enforceability or ownership of any Company Registered Intellectual Property is being contested or challenged (other than office actions or similar communications issued by

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any Governmental Body in the ordinary course of prosecution of any pending applications for registration of Company Registered Intellectual Property). As of the Agreement Date, all registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered Intellectual Property have been timely paid by or on behalf of the Company or a Company Subsidiary.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and valid and enforceable, and (ii) all Company Intellectual Property is free and clear of all Liens other than Permitted Liens and Out-Licenses. None of the material Company Intellectual Property nor, to the Knowledge of the Company, material Intellectual Property or material Intellectual Property Rights licensed to the Company or any Company Subsidiary under any In-License, is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment restricting the ownership, use, validity or enforceability of any such Intellectual Property or Intellectual Property Rights.

(d) Except pursuant to any Out-License, neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is Company Intellectual Property and is, or at the time of the grant was, material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole. Except as disclosed in Section 3.14(d) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) exclusively own all right, title, and interest in and to all Company Intellectual Property (except as limited by Ordinary Course Licenses and Out-Licenses), or (ii) to the Company’s Knowledge, have a valid and enforceable In-License to use all other Intellectual Property and Intellectual Property Rights that are material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(e) To the Company’s Knowledge, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company Products, nor the past or current conduct or operations of the Company or the Company Subsidiaries have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party. No Legal Proceeding has been filed against the Company or any Company Subsidiary by, and none of the Company or any Company Subsidiary has received written notice from, any third party in the three (3) years prior to the Agreement Date in which it is alleged that any Company Product or the operation or conduct of the business of the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

(f) To the Company’s Knowledge, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as a whole. During the three (3) years prior to the Agreement Date, neither the Company nor any Company Subsidiary has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Body or arbitral tribunal against any third party with respect to any Company Intellectual Property.

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(g) The Company and the Company Subsidiaries have a policy requiring each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property Rights or Intellectual Property for any of them to execute a proprietary information, confidentiality and invention assignment agreement substantially in the form provided to Parent, and all current and former founders, employees, consultants and independent contractors of the Company or any Company Subsidiary that have created Intellectual Property Rights or Intellectual Property for any of them that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted has executed such or a substantially similar agreement.

(h) Section 3.14(h) of the Company Disclosure Letter contains a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any Company Subsidiary in any material Intellectual Property or Intellectual Property Rights, other than (i) non-disclosure agreements, (ii) Open Source Licenses, (iii) agreements with current and former employees, officers, contractors, and consultants for providing services to the Company or a Company Subsidiary, (iv) any licenses for commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements), (v) any non-exclusive license that is merely incidental to the transaction contemplated by the agreement in which such license is included, the commercial purpose of which is primarily for something unrelated to Intellectual Property or Intellectual Property Rights, (vi) any material transfer agreements, sponsored research agreements, clinical trial agreements, services agreements, entered into in the ordinary course of business and (vii) Ordinary Course Licenses (“In-Licenses”).

(i) Section 3.14(i) of the Company Disclosure Letter contains a list of all Contracts pursuant to which the Company or any Company Subsidiary has granted any third party any rights or licenses to any material Company Intellectual Property other than (i) non-disclosure agreements, (ii) Open Source Licenses, (iii) agreements with current and former employees, officers, contractors, and consultants for providing services to the Company or a Company Subsidiary, (iv) any non-exclusive license that is merely incidental to the transaction contemplated by the agreement in which such license is included, the commercial purpose of which is primarily for something unrelated to Intellectual Property or Intellectual Property Rights, (v) any material transfer agreements, sponsored research agreements, clinical trial agreements, services agreements, research agreements, distribution agreements or manufacturing agreements entered into in the ordinary course of business and (vi) Ordinary Course Licenses (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(j) The Company and the Company Subsidiaries have taken commercially reasonable actions to maintain the confidentiality of the material Trade Secrets owned, used, or held or purported to be owned, used, or held by the Company or any of the Company Subsidiaries. To the Company’s Knowledge, there has been no (i) material unauthorized disclosure of any third party Trade Secrets, proprietary information or documentation in the possession, custody or control of the Company or a Company Subsidiary with respect to the business of the Company or any Company Subsidiary, or (ii) material breach of any of the Company’s or a Company Subsidiary’s security procedures wherein Trade Secrets, proprietary information or documentation have been improperly disclosed to a third party.

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(k) Except as disclosed in Section 3.14(k) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property or, to the Knowledge of the Company, any material Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary under any In-License, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Body or institution obtaining ownership or other rights to such Intellectual Property or Intellectual Property Rights.

(l) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby, will not result in (i) the release of or any obligation to release any Source Code owned by the Company or any Company Subsidiary, or other Company Intellectual Property, (ii) the granting of any right or licenses to any Company Intellectual Property to any third party, or (iii) any material limitation on or termination of the Company’s or any Company Subsidiary’s right, title or interest in or to any of the Company Intellectual Property or any Intellectual Property or Intellectual Property Rights subject to any In-License.

(m) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has (i) granted, nor is any of them obligated to grant, access or rights to any Company or Company Subsidiary owned Source Code in or for any Company Products, (ii) to the Company’s Knowledge rendered any Company or Company Subsidiary owned Source Code subject to any Open Source License that requires the Company to deliver any Company or Company Subsidiary owned Source Code to any third party, or (iii) to the Company’s Knowledge licensed, distributed or used any Software in material breach of the terms of any Open Source License.

(n) All Company IT Systems, and to the Company’s Knowledge, all other third-party owned IT systems, have been properly maintained, in all material respects, in accordance with industry standards. The Company and the Company Subsidiaries have in place a commercially reasonable disaster recovery program, designed to provide for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted.

3.15 Privacy and Data Protection.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2022, each of the Company and each Company Subsidiary is in material compliance with (i) its posted website privacy policies and (ii) the applicable Privacy Laws relating to Personal Data.

(b) The Company and the Company Subsidiaries have commercially reasonable security procedures in place designed to protect Personal Data they receive from unauthorized access, use or disclosure. To the Knowledge of the Company, since January 1, 2022, the Company has not experienced any unauthorized access, acquisition, theft, destruction, or compromise of any Personal Data in their possession, custody, or control, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, neither the Company nor any Company Subsidiary has, to the Knowledge of the Company, been legally required to provide any notices to data owners in connection with an unauthorized disclosure of Personal Data in their possession, custody, or control and neither the Company nor any Company Subsidiary has provided any such notice.

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(c) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been for the past three (3) years, and is not currently under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d) Since January 1, 2022, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority or entity related to the Company’s collection, processing, use, storage, security, or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.

3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any Company Employees. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is, and for the last three (3) years has been, in compliance in all respects with all applicable Laws in respect of labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages and hours, overtime, applicable Laws relating to discrimination and equal pay, labor relations, leave of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, wrongful discharge or violation of personal rights including the Worker Adjustment Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is (a) or has since January 1, 2022 been, the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to wages and hours, including payment of wages, hours of work, overtime, classification of workers as exempt or non-exempt, minimum wage, reimbursement of business expenses, payroll recordkeeping, and meal and rest breaks, or involving allegations of sexual harassment or misconduct by an employee in a management role at the Company or any of its Subsidiaries or (b) party to a settlement agreement with a current or former officer, director, employee or independent contractor of any of the Company or any Company Subsidiary resolving allegations of sexual harassment or sexual misconduct by either (i) an officer or director of the Company or a Company Subsidiary or (ii) an employee in a management role at the Company or a Company Subsidiary.

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3.17 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in all material respects in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with their respective terms) and all related premiums have been paid to date, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

3.18 Material Contracts.

(a) Except for this (1) Agreement, (2) any Standard Contract and (3) Company Employee Benefit Plans other than Company Employee Agreements required to be listed pursuant to Section 3.18(a)(ix), Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following types of Contracts that are in effect as of the Agreement Date and to which the Company or any of the Company Subsidiaries is a party to or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than any such “material contract” that has been filed with any Available Company SEC Document;

(ii) any Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any Company Subsidiary to (1) compete with any Person or engage in any line of business or in any geographic area, (2) obtain products or services from any Person or (3) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, in the case of clause (3), except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder, (B) granting any exclusive rights with respect to any Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or (C) otherwise prohibiting or limiting in any material respect the right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services (including sole source, single-source, exclusivity, minimum purchase or sale, “take or pay” and “most favored nations” provisions);

(iii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iv) any (A) IP Contract and (B) any Contract involving the acquisition, transfer or development of material Company Intellectual Property of the Company or any of the Company Subsidiaries (other than Contracts with current or former employees, vendors, service providers or independent contractors on the Company’s or Company Subsidiaries form agreements made available to Parent);

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(v) any Contract that is a coexistence agreement, settlement agreement, a covenant not to sue or a similar agreement, in each case under which the Company or a Company Subsidiary is restricted in its right to use, enforce or register any Intellectual Property or Intellectual Property Rights;

(vi) any Contract (A) relating to the disposition or acquisition by the Company after the Agreement Date of assets outside of the ordinary course of business, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise outside of the ordinary course of business;

(vii) any Contract relating to Indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $1,500,000;

(viii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities or advances to Company Employees in the ordinary course of business);

(ix) any employment agreement with any Company Employee pursuant to which the applicable Company Employee receives annual cash compensation (including salary and target annual cash bonus) of $350,000 or more;

(x) any Contract requiring or otherwise involving the payment by or to the Company or any Company Subsidiary of more than an aggregate of $1,500,000 during the twelve (12) months ended September 30, 2024; and

(xi) any Contract relating to the settlement of any Legal Proceeding or investigation.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, the other parties thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, the other parties thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts as in effect as of the Agreement Date.

3.19 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

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(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of each material leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”). The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property and Leased Real Property (taken as a whole) is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Broker’s or Finder’s Fees. Except for Centerview Partners LLC or its Affiliate (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

3.21 Opinion of Financial Advisor. The Company Board (in its capacity as such) has received the oral opinion (to be subsequently confirmed in writing) of the Company Financial Advisor, as financial advisor to the Company, on or prior to the Agreement Date, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Consideration or Merger Consideration to be paid to the holders of Shares (other than any Excluded Shares and any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be made available to Parent solely for informational purposes after receipt thereof by the Company, and it is agreed and understood that such opinion may not be relied upon by Parent or any director, officer or employee of Parent.

3.22 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Sub and Parent in Section 4.11, (a) the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Transactions and to the Tender and Support Agreements and (b) to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, applicable to this Agreement, the Tender and Support Agreements and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement, the Tender and Support Agreements and the Transactions.

3.23 No Vote Required. Assuming the Merger is consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representation and warranty set forth in Section 4.11, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

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3.24 No Other Parent or Merger Sub Representations or Warranties. The Company hereby acknowledges and agrees that (a) except for the representations and warranties set forth in Article IV, neither Parent nor Merger Sub, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, any Company Subsidiary or any of their respective Affiliates or Representatives or any other Person and (b) except in the case of Fraud, neither Parent nor Merger Sub, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company, any Company Subsidiary or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any Company Subsidiary or any of their respective Affiliates or Representatives or any other Person, or the use by the Company, any Company Subsidiary or any of their respective Affiliates or Representatives or any other Person, of any information provided or made available to any of them by Parent, Merger Sub, or any of their respective Affiliates or Representatives or any other Person in anticipation or contemplation of the Offer, the Merger or any other Transactions (and not, for the avoidance of doubt, any information provided or made available for any other purpose, including in connection with the Roche Collaboration Agreement (as defined in the Company Disclosure Letter)), including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company, any Company Subsidiary or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other Transactions.

3.25 Non-Reliance on Parent or Merger Sub Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. The Company Subsidiaries and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from Parent, Merger Sub and their respective Affiliates and Representatives in anticipation or contemplation of the Offer, the Merger or any other Transactions (and not, for the avoidance of doubt, in connection with the Roche Collaboration Agreement) certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent, Merger Sub and their respective businesses and operations. The Company hereby acknowledges and agrees that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar; (b) the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) with respect to any information described in this Section 3.25, except in the case of Fraud and except to the extent such information is expressly included in the representations and warranties set forth in Article IV made by Parent and Merger Sub, the Company hereby waives any claim against Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to any information described in this Section 3.25. Accordingly, the Company hereby acknowledges and agrees that none of Parent, Merger Sub, or any of their respective Affiliates or Representatives, has made or is making any express or implied

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representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) unless such information is expressly included in the representations and warranties made by Parent and Merger Sub and contained in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Letter”), each of Merger Sub and Parent represents and warrants to the Company as follows:

4.1 Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Merger Sub and Parent is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Merger Sub or Parent to consummate the Transactions.

4.2 Authority; Binding Nature of Agreement. Each of Merger Sub and Parent has the requisite power and authority to enter into and deliver this Agreement, the CVR Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent, the performance by each of Merger Sub and Parent of its obligations hereunder and under the CVR Agreement and the consummation by each of Merger Sub and Parent of the Transactions have been duly authorized by the boards of directors of each of Merger Sub and Parent. No other corporate or other similar proceedings on the part of Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement or the CVR Agreement, the performance by either Merger Sub or Parent of its obligations hereunder or thereunder and the consummation by either Merger Sub or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a valid and binding obligation of each of Merger Sub and Parent, and the CVR Agreement shall constitute, when executed and delivered by Parent, a valid and binding obligation of Parent, each enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

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4.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement or the CVR Agreement by Merger Sub and Parent nor the consummation by Merger Sub and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Merger Sub or Parent; (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Merger Sub or Parent; or (iii) conflict with, result in a breach of, or constitute a default on the part of Merger Sub or Parent under any material Contract to which Parent or Merger Sub is a party or by which it is bound, except, in the case of clauses (ii) and (iii), any such event which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Merger Sub or Parent to consummate the Transactions.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Merger Sub or Parent in connection with Merger Sub’s and Parent’s execution, delivery and performance of this Agreement or the CVR Agreement or the consummation by Merger Sub or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act or any other Antitrust Law of any jurisdiction, (iii) the filing with the SEC of the Offer Documents and any other documents required to be filed with the SEC by Merger Sub or Parent in pursuant to this Agreement or the CVR Agreement or in connection with the Transactions and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Transactions.

4.4 No Legal Proceedings. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Sub or Parent; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Sub or Parent, except in each case as would not and would not reasonably be expected to materially and adversely affect Merger Sub’s or Parent’s ability to consummate the Transactions. As of the Agreement Date, neither Merger Sub nor Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Merger Sub’s or Parent’s ability to consummate the Transactions.

4.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement or in connection with the Transactions. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

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4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Company Representations or Warranties. Merger Sub and Parent hereby acknowledge and agree that (a) except for the representations and warranties set forth in Article III, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person and (b) except in the event of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, of any information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person in anticipation or contemplation of the Offer, the Merger or any other Transactions (and not, for the avoidance of doubt, any information provided or made available for any other purpose, including in connection with the Roche Collaboration Agreement), including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other Transactions.

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. Merger Sub and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives in anticipation or contemplation of the Offer, the Merger or any other Transactions (and not, for the avoidance of doubt, in connection with the Roche Collaboration Agreement) certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Sub and Parent are familiar; (b) Merger Sub and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the

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reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) with respect to any information described in this Section 4.8, except in the case of Fraud and except to the extent such information is expressly included in the representations and warranties set forth in Article III made by the Company, Merger Sub and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.8. Accordingly, Merger Sub and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) unless such information is expressly included in the representations and warranties made by the Company and contained in this Agreement.

4.9 Financing.

(a) Parent has and will have, and will cause Merger Sub to have, at the Acceptance Time and the Merger Closing, the funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Offer Consideration at the Acceptance Time and the aggregate Merger Consideration at the Merger Closing, to make payments pursuant to Section 2.6 and to pay all related fees and expenses.

(b) Without limiting Section 8.7, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.10 Solvency. Neither Merger Sub nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Company Subsidiaries. After giving effect to the Transactions, and the payment of the Offer Consideration in respect of each Share validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.9, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Merger Sub’s and Parent’s obligations to consummate the Offer, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” shall mean that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute

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unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

4.11 Ownership of Company Common Stock. None of Merger Sub or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would cause Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

ARTICLE V.

COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement and Section 5.12, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time, and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), upon reasonable advance notice to the Company by Parent and for reasonable business purposes, the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, Contracts and other documents and information relating to the Company, and instruct the Company’s independent public accountants to provide reasonable access to their work papers and such other information as Parent may reasonably request; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company, subject to the Company’s reasonable security measures and insurance requirements, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall not involve any invasive investigations, sampling or testing with respect to any environmental matters; provided, further, that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Information obtained by Merger Sub or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and Section 5.12 and will be subject to the provisions of the Confidentiality Agreement and Section 5.12. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) contravene or result in a

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violation of applicable Law; (C) result in loss or impairment of the attorney-client privilege, work product doctrine or other similar legal protection; or (D) constitute competitively sensitive information the disclosure of which would increase the risk of failing to satisfy the Regulatory Condition; provided that, in each case of clause (A), (B), (C), and (D), the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use commercially reasonable efforts to make appropriate substitute arrangements (including by way of example by entering into a joint defense or other similar agreement) to permit disclosure to the maximum extent legally permissible. All requests for information made pursuant to this Section 5.1 shall be directed to an executive officer or other Person designated by an executive officer of the Company.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, during the Interim Period, the Company shall, and shall cause each of the Company Subsidiaries to: (A) conduct its business in the ordinary course; and (B) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and key employees and maintain its satisfactory relations and goodwill with material suppliers, landlords, customers, licensors, licensees, Governmental Bodies and other Persons having material business relationships with the Company.

(b) Except (w) as expressly required by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Letter or (z) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) except as permitted by clauses (x) or (y) of Section 5.2(b)(ii), declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other securities of the Company or any Company Subsidiary (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities of the Company or any Company Subsidiary, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other equity security of the Company or any Company Subsidiary; (B) any option, call, warrant or right to acquire any capital stock or other equity security of the Company or any Company Subsidiary; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security of the Company or any Company Subsidiary, except that (w) the Company may issue shares of Company Common Stock pursuant to the exercise or vesting of Company

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Equity Awards under the Stock Plans or Company Warrants, in each case, outstanding on the Agreement Date and in accordance with the terms of the Company Equity Awards or Company Warrants, as applicable; (x) the Company may grant Company Equity Awards to individuals to whom outstanding offers of employment have been made prior to the Agreement Date; provided that the maximum number of Shares that may be issued pursuant to such Company Equity Awards, in the aggregate, shall not exceed the number of Shares set forth on Section 5.2(b)(ii) of the Company Disclosure Letter; and (y) the Company may, in response to an Acquisition Proposal, adopt a stockholder rights plan that is not applicable to the Merger, Parent or Merger Sub and is otherwise in form and substance reasonably acceptable to Parent and issue rights to Company stockholders in connection therewith;

(iii) except as contemplated by Section 2.6, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents;

(v) acquire any business, assets or Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, liquidation, dissolution, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, other than acquisitions of assets in the ordinary course of business that involve a purchase price not in excess of $1,500,000 in the aggregate;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (F) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(vii) other than in the ordinary course of business, enter into, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Company Material Contract (or any Contract that would have been a Company Material Contract if in effect on the Agreement Date);

(viii) sell or otherwise dispose of, or lease or license any right or other asset or property of the Company or the Company Subsidiaries to any other Person (except in each case for rights, assets or properties: (A) leased, licensed (in the case of Intellectual Property or Intellectual Property Rights, only to the extent such license is non-exclusive) or disposed of by the Company in the ordinary course of business; or (B) that do not have a fair market value in excess of $1,000,000 in the aggregate);

(ix) make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Liens (other than Permitted Liens);

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(x) lend money to any Person (other than advances to Company Employees in the ordinary course of business), guarantee or incur any Indebtedness, except for (A) guarantees by the Company of existing Indebtedness of any Company Subsidiary and (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business;

(xi) except as otherwise contemplated by Section 2.6, establish, adopt, enter into any new, amend, terminate, or, except as otherwise required by any existing Company Plan or Company Employee Agreement disclosed on Section 3.9(a) of the Company Disclosure Letter, take any action to accelerate rights under, any Company Employee Benefit Plan or Company Employee Agreement or other plan or arrangement that would be considered a Company Employee Benefit Plan or Company Employee Agreement if in effect as of the Agreement Date, grant or pay any bonus or make any profit-sharing payment to, promote or change the title of any Company Employee or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any Company Employees or terminate (without cause) any Company Employee (except that the Company may: (A) provide routine salary increases to Company Employees entitled to receive annual cash compensation (including salary and target annual cash bonus) of $350,000 or less in the ordinary course of business and in connection with, and at the time of, the Company’s customary annual employee review process (provided any such increase shall not result in increased costs to the Company or any Company Subsidiary in any calendar year of more than five percent (5%) in the aggregate for all such increases or ten percent (10%) for an increase with respect to an individual Company Employee); (B) subject to the salary increase limitations in clause (A), promote or change the title of any Company Employee in the ordinary course of business and in connection with the Company’s customary annual employee review process; (C) enter into written Company Employee Agreements with newly hired Company Employees; (D) amend the Company Employee Benefit Plans and Company Employee Agreements to the extent required by applicable Laws; (E) make (and set targets or goals for) customary bonus and profit-sharing payments in accordance with, and as required by, Company Plans existing on the Agreement Date); and (F) terminate the employment of any Company Employees entitled to receive annual cash compensation (including salary and target annual cash bonus) of $250,000 or less in the ordinary course of business without cause;

(xii) hire any employee that would be entitled to receive annual cash compensation (including salary and target annual cash bonus) of $350,000 or more;

(xiii) settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), any Legal Proceeding in amounts in excess of $1,000,000 individually or $3,000,000 in the aggregate, or commence any Legal Proceeding, except as otherwise permitted by and in accordance with Section 5.9, in connection with a breach or alleged breach of this Agreement, any other transaction contemplated by hereby or between the parties hereto, with respect to routine collection of bills, or the enforcement of rights under Company Material Contracts that are not related to Company Intellectual Property or that are not In-Licenses;

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(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xv) make or change any material Tax election, change any annual and material Tax accounting period, adopt or change any material method of Tax accounting, enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. applicable Law), extend the statute of limitations relating to material Taxes with any Governmental Body (other than automatic extensions obtained in the ordinary course of business), take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, amend any material Tax Return, initiate any voluntary disclosure process, settle or compromise any material Tax claim or assessment, affirmatively surrender any right to claim a material Tax refund, or enter into any material Contract with (other than in the ordinary course of business) or request any material ruling from any Governmental Body relating to Taxes;

(xvi) enter into any collective bargaining or similar labor agreement;

(xvii) incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for any capital expenditures incurred following the date of this Agreement in an amount not to exceed $2,000,000 in the aggregate in any twelve (12) month period; or

(xviii) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Merger Closing, except as expressly set forth herein. Prior to the Merger Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.

5.3 Approval of the Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the Acceptance Time without a stockholders meeting pursuant to Section 251(h) of the DGCL.

5.4 No Solicitation by the Company; Other Offers.

(a) During the Interim Period, the Company shall not, and shall cause the Company Subsidiaries not to, and it shall instruct its and their respective Representatives not to, directly or indirectly including through another Person, except as otherwise provided below in this Section 5.4: (i) solicit, initiate or knowingly facilitate or encourage any proposal or inquiry (including by granting any waiver under Section 203 of the DGCL) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish any information regarding, or provide access to the business, properties, assets, books or records (except as required by applicable Law) of, the Company or any Company Subsidiary to any Person in response to any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition

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Proposal; (iii) enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal; (iv) approve, endorse or recommend an Acquisition Proposal or any letter of intent (whether binding or non-binding), memorandum of understanding or other Contract contemplating an Acquisition Proposal or that would reasonably be expected to lead the Company to abandon or terminate its obligations under this Agreement; or (v) resolve, propose or agree to do any of the foregoing. From and after the Agreement Date, the Company shall, and shall cause the Company Subsidiaries to, and the Company shall instruct its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal. The Company shall be responsible for any action taken by its Representatives acting in their authorized capacities on behalf of the Company that would violate this Section 5.4 if taken by the Company.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the Acceptance Time, in response to an unsolicited Acquisition Proposal that is received after the Agreement Date and did not result from a material breach of this Section 5.4, if (1) the Company Board determines in good faith that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (after consultation with its outside counsel) that failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (2) prior to the first time that the Company takes any such action with respect to any such Acquisition Proposal, the Company gives Parent written notice of the Company’s intention to take such action with respect to each such Acquisition Proposal, the Company may: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person shall enter into a customary confidentiality agreement that is on confidentiality and non-use terms no less favorable in the aggregate to the Company than the Confidentiality Agreement (but that need not contain “standstill” or similar restrictions), a copy of which shall be provided for information purposes only to Parent; and provided further, that any non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Merger Sub or Parent, be provided or made available to Merger Sub or Parent prior to or concurrently with it being provided to such Person making such Acquisition Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Prior to the Acceptance Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may following the receipt of an Acquisition Proposal, contact in writing the Person making such Acquisition Proposal one time to clarify in writing any ambiguous terms and conditions of such Acquisition Proposal (to the extent it did not result from a material breach of this Section 5.4) and to direct any such Person to the terms of this Agreement, including the provisions of this Section 5.4.

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(c) The Company shall promptly advise Parent in writing, in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to result in an Acquisition Proposal or any request for nonpublic information regarding the Company and the Company Subsidiaries in connection with or related to any inquiry or indication of interest that would reasonably be expected to result in an Acquisition Proposal, and shall indicate the identity of the Person making such Acquisition Proposal, inquiry, indication of interest or request and the terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status of and any changes to the terms of any such Acquisition Proposal, inquiry, indication of interest or request.

(d) The Company Board shall not: (A) fail to make, withhold, withdraw or amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw or amend or modify in a manner adverse to Parent, the Company Board Recommendation; (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (C) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (A) through (C) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the Acceptance Time, take any of the actions set forth in Sections 5.4(d)(i)-(iii) below (provided, however, that prior to taking any such action, the Company complies with Section 5.4(e) of this Agreement):

(i) if there is an Intervening Event, effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) effect a Change in Company Board Recommendation in response to an Acquisition Proposal that did not result from a material breach of the Company’s obligations under this Section 5.4 if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and the Company Board concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

(iii) terminate this Agreement pursuant to Section 7.1(h) (and, if applicable, enter into a Company Acquisition Agreement), if the Company receives an Acquisition Proposal that did not result from a material breach of the Company’s obligations under this Section 5.4 that the Company Board concludes in good faith, after consultation with the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

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(e) Notwithstanding anything to the contrary set forth in Section 5.4(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.4(d)(i) or Section 5.4(d)(ii); or (ii) terminate this Agreement (and, if applicable, enter into any Company Acquisition Agreement) pursuant to Section 5.4(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (I) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (II) terminate this Agreement pursuant to Section 7.1(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the Intervening Event giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the terms and conditions of such Superior Proposal (including the identity of the Person making the Superior Proposal unless prohibited by the terms of a confidentiality or other similar agreement in effect as of the Agreement Date) and a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); (B) during the three (3) Business Day period commencing on the date of Parent’s receipt of such notice, the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Recommendation Change Notice or Superior Proposal Notice ceases to be a Superior Proposal or the Intervening Event that is the subject of the Recommendation Change Notice no longer forms the basis for making a Change in Company Board Recommendation, and (C) (1) in the case of a Recommendation Change Notice relating to an Intervening Event, Parent shall not have made, within three (3) Business Days after the receipt of such notice, a proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel), cause the Intervening Event to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or (2) in the case of a Superior Proposal Notice or a Recommendation Change Notice relating to an Acquisition Proposal, after the expiration of the negotiation period described in clause (B) above, the Company Board shall have determined in good faith, after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (B) above, that (X) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal continues to constitute a Superior Proposal, and (Y) after consultation with the Company’s outside legal counsel, the failure to make a Change in Company Board Recommendation or enter into such Company Acquisition Agreement would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. The provisions of this Section 5.4(e) shall also apply to any changes with respect to the Intervening Event mentioned above, or changes to the financial terms or other material terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(h), which shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice except that the references to three (3) Business Days in this Section 5.4(e) with respect to such new Recommendation Change Notice or Superior Proposal Notice shall be deemed to be two (2) Business Days.

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(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company’s stockholders of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be a Change in Company Board Recommendation unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure (it being understood that a mere “stop, look and listen” letter or similar communication in compliance with Rule 14d-9(f) under the Exchange Act shall in no event in and of itself be deemed to be a Change in Company Board Recommendation).

5.5 Reasonable Best Efforts.

(a) Each party hereto shall use its reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable: (i) within ten (10) Business Days after the Agreement Date an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger; and (ii) as promptly as practicable after the Agreement Date all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other Antitrust Law relating to the Offer and the Merger. Parent shall be responsible for paying all administrative filing fees due to any Governmental Body in connection with the foregoing filings. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Body relating to the Offer and the Merger; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body under any Antitrust Law relating to the Offer and the Merger; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law relating to the Offer and the Merger, subject to applicable Laws and the advice of such party’s counsel; and (D) take all other actions reasonably necessary consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law relating to the Offer and the Merger as promptly as practicable. In connection with the foregoing, each party hereto shall use its reasonable best efforts: (w) to give the other party reasonable prior notice of any material communication with, and any proposed understanding or agreement with, any Governmental Body regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any material communication, understanding or agreement with any Governmental Body, in each case under any Antitrust Law relating to the Offer and the Merger; (x) to the extent permissible and advisable, permit the other party to participate in any substantive meeting or conversation with any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Offer and the Merger; (y) if attending a meeting, conference, or conversation with a Governmental Body under any Antitrust Law relating to the Offer and the Merger, from which the other party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending, to keep the other reasonably apprised with respect thereto; and (z) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other

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proceeding under any Antitrust Law relating to the Offer and the Merger. Any information or materials required to be provided by one party to the other party pursuant to this Section 5.5(a) may be restricted to outside counsel and redacted (1) to remove references concerning the valuation of the Company and the Company Subsidiaries; (2) as necessary to comply with contractual arrangements; (3) to remove references to competitively sensitive information of the business of Parent or its Affiliates unrelated to CAR-T cell therapy or any indication being pursued by the Company; and (4) as necessary to preserve the attorney-client or other privileges under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall not be obligated to (and, without Parent’s prior written consent, the Company shall not) take any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates; (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates in any manner; (iii) imposing any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, including by terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates; or (iv) any other behavioral undertakings and commitments, including creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Body in connection with any of the foregoing and in the case of actions by or with respect to the Company, its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company or any of its Subsidiaries in any such case of (i)-(iv) (any of the foregoing actions, a “Burdensome Condition”). For the avoidance of doubt, Parent and its Affiliates shall not be required to take any actions (including any of the actions described in clauses (i) through (iv) of the definition of Burdensome Condition) with respect to any of the assets, interests or businesses of Parent, Merger Sub or any of their respective Affiliates. Parent shall have the right to direct all matters with any Governmental Body consistent with its obligations hereunder, and, subject to Parent’s obligations in the foregoing sentence, the Company shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Body with respect to the Offer and the Merger without the prior written consent of Parent and, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action described in the definition of Burdensome Condition or otherwise so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Merger Closing occurs.

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(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Merger Sub, Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Offer and the Merger; provided, however, that all obligations of the Company, Merger Sub and Parent relating to the HSR Act and other Antitrust Laws shall be governed exclusively by Section 5.5(a) and not this Section 5.5(b).

5.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement issued by each of the Company and Parent (or an Affiliate of Parent) shall be in the forms reasonably agreed between Parent and the Company and the parties shall consult with and provide each other the opportunity to review and comment upon such initial press releases prior to the issuance of such releases. Except as permitted in accordance with Section 5.4, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation and the prior written consent (which consent shall not be unreasonably withheld or delayed) of the other party, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party), (b) for any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees and disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements approved by the other party and (c) the obligation of the Company to consult with Parent under this Section 5.6 shall not apply to such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or Change in Company Board Recommendation.

5.7 Director and Officer Liability.

(a) From and after the Merger Closing Date for a period of six (6) years thereafter, Merger Sub and Parent shall, and shall cause the Company, Surviving Corporation or any of their respective applicable Subsidiaries to, to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any pending or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (the “Indemnified Persons”) in connection with any pending or threatened claim, action, suit, proceeding or investigation based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company or any Company Subsidiary

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at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, to the same extent such Indemnified Persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, the Organizational Documents of the Company Subsidiaries and the indemnification agreements in existence and effect on the Agreement Date with any directors and officers of the Company and any of the Company Subsidiaries and provided to Parent; and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, Organizational Documents for a period of six (6) years after the Merger Closing, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified during such six (6)-year period in any manner that would adversely affect the rights thereunder of such Indemnified Persons. Any bona fide claim made by an Indemnified Person pursuant to the rights provided under this Section 5.7(a) within such six (6)-year period shall continue to be subject to this Section 5.7(a) and the rights provided under this Section 5.7(a) until disposition of such claim.

(b) If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume all of the obligations set forth in this Section 5.7.

(c) The Company shall, at or prior to the Merger Closing, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Persons, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), including with respect to the Offer and the Merger, and Merger Sub and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Merger Closing; provided, however, that the amount paid for such policy shall not exceed 300% the amount per annum the Company paid in its last full fiscal year prior to the Agreement Date for its existing directors’ and officers’ insurance; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements provided to Parent with the Indemnified Persons, as applicable.

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(e) The provisions of this Section 5.7 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their heirs and legal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 5.7 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs or legal representatives without the prior written consent of the affected Indemnified Person.

5.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case, if such event, individually or in the aggregate with all other such events, would reasonably be expected to result in any of the conditions set forth in Article VI or any of the Offer Conditions not being able to be satisfied prior to the Outside Date; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto;

(b) to the extent the Company has Knowledge of such communication or that Parent has Knowledge of such communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger;

(c) of any material written communication from any Governmental Body related to the Offer or the Merger; and

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement;

provided that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section (c)(iii) of Annex A or Section 7.1(e) or Section 7.1(g) of this Agreement, as applicable.

5.9 Stockholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any stockholder litigation against the Company or its directors (in their capacities as such) relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding any such stockholder litigation; (b) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such stockholder litigation and the right to participate (at Parent’s expense) in connection with any such stockholder litigation, and no settlement shall be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Equity Awards and any other equity securities of the Company in the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employee Matters.

(a) For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean all Company Employees who are employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains an employee of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary and annual cash bonus) and benefits (including the costs thereof to Company Employee Benefit Plan participants) that are in the aggregate, substantially comparable to, respectively, the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided to the Covered Employee immediately prior to the Effective Time and (ii) severance eligibility and benefits no less favorable than those afforded from time to time to other similarly situated employees of Parent and its Affiliates.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time, (i) waive any preexisting condition exclusions, and (ii) use commercially reasonable efforts to (A) waive any waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (B) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan such Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and to the extent reported to Parent by the Company, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

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(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes) and for purposes of determining regular vacation time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time, provided that, for purposes of determining severance eligibility and amounts, such service shall be credited without regard to whether the Covered Employee was eligible to participate as of immediately before the Effective Time in a Company Plan providing severance. For the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) accruals under any Parent defined benefit pension plan in which any Covered Employee participates after the Effective Time; (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time or (iii) sabbatical program. In no event shall anything contained in this Section 5.11(d) result in any duplication of benefits for the same period of service.

(e) Nothing in this Section 5.11 shall (i) be construed to limit the right of Parent, the Surviving Corporation, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time, (iii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) or entity any right as a third-party beneficiary of this Agreement.

5.12 Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed a nondisclosure agreement, dated as of March 9, 2021, as amended on each of November 19, 2021 and March 10, 2023 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The parties hereto agree that the terms of the Confidentiality Agreement are hereby incorporated by reference herein as if set forth herein in their entirety and that such provisions shall apply mutatis mutandis and, as incorporated herein, shall survive until the Merger Closing Date, or in the event this Agreement is terminated as provided in Section 7.1, one (1) year following the date of such termination.

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5.13 Rule 14d-10 Matters. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Employee Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

5.14 FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver (a) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Merger Closing Date and in form and substance as reasonably required under Treasury Regulation Section 1.897-2(h), along with (b) a duly completed and executed notification to the IRS described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such affidavit. The Company acknowledges that Parent may cause the Company to file such notification with the IRS on or after the Merger Closing Date.

5.15 Takeover Laws. If any takeover or similar federal or state Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and their respective boards of directors shall, to the extent such actions are within their respective control, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and thereby and otherwise act to exclude the applicability of any such takeover or similar federal or state Laws and use their respective reasonable best efforts to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Transactions of any such Laws.

5.16 Stock Exchange Delisting; Deregistration. Prior to the Merger Closing Date, each of Parent and the Company shall cooperate with one another and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Merger Closing Date.

5.17 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

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ARTICLE VI.

CONDITIONS TO MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) No Restraints. No Law or Judgment (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (each, a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(b) Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Merger Sub nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to acquire any Shares validly tendered and not properly withdrawn pursuant to the Offer.

6.2 Frustration of Closing Conditions. None of the Company, Merger Sub or Parent may rely on the failure of any condition set forth in Section 6.1 or Annex A to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 7.1(a)) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company if the Acceptance Time shall not have occurred or prior to the close of banking business, New York City time, on May 25, 2025 (as such date may be extended pursuant to the immediately following proviso, the “Outside Date”); provided, however, that either Parent or the Company may extend the Outside Date (i) to a date no later than August 25, 2025 if the Regulatory Condition shall not have been satisfied by the initial Outside Date, and (ii) to a date no later than November 25, 2025 if the Regulatory Condition shall not have been satisfied by the Outside Date (as so extended by subclause (i) of this proviso); and provided further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if any failure of such party to perform any of its covenants or obligations under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur prior to the Outside Date;

(c) by either Parent or the Company at any time prior to the Acceptance Time if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Restraint;

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(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by Parent at any time prior to the Acceptance Time if (i) there shall have been a material breach of any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in Article III of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the Offer Conditions set forth in Section (c)(ii) or Section (c)(iii) of Annex A not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days of the date Parent gives the Company notice of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Merger Sub or Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right (after giving notice and the lapse of any cure period) to terminate this Agreement pursuant to Section 7.1(g) (disregarding the notice and cure rights set forth therein);

(f) by the Company at any time prior to the Acceptance Time if (i) Merger Sub shall have failed to commence the Offer in violation of Section 1.1 hereof; (ii) Merger Sub terminates or makes any material change to the Offer in violation of the terms of this Agreement, or (iii) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.1(b); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (after giving notice and the lapse of any cure period) to terminate this Agreement pursuant to Section 7.1(e) (disregarding the notice and cure rights set forth therein);

(g) by the Company at any time prior to the Acceptance Time if (i) there shall have been a material breach of any covenant or agreement on the part of Merger Sub or Parent set forth in this Agreement; or (ii) any representation or warranty of Merger Sub and Parent set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) have a material adverse effect on the ability of Merger Sub or Parent to consummate the Offer, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days of the date the Company gives Parent notice of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (after giving notice and the lapse of any cure period) to terminate this Agreement pursuant to Section 7.1(e) (disregarding the notice and cure rights set forth therein);

(h) by the Company at any time prior to the Acceptance Time if the Company Board, pursuant to and in accordance with Section 5.4, authorizes the Company to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only if the Company substantially concurrently with and as a condition to such termination, pays to Parent the Company Termination Fee; or

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(i) by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer, in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer), following the end of the aggregate forty (40) Business Day period set forth in the final proviso to the penultimate sentence of Section 1.1(d); provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if such party’s material breach of any of its representations, warranties, covenants or agreements under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur prior to the end of the forty (40) Business Day period referred to in this Section 7.1(i).

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except that the last sentence of Section 1.2(b), Section 5.12, this Section 7.2, Section 7.3, Article VIII and the Confidentiality Agreement, which provisions shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or any other agreement delivered in connection herewith or any Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to Parent or to the Company and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)), subject only, with respect to any such liabilities of the Company, to Section 7.3. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Shares or the Company Equity Awards following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 6, will be deemed to constitute a willful and material breach of a covenant of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement and Section 5.12 shall not be affected by a termination of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an intentional act undertaken, or an intentional failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a material breach of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 8.6 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) or by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 7.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(d) and concurrently with any termination pursuant to Section 7.1(h).

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(b) If (i) after the Agreement Date but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known or delivered to the Company Board and not withdrawn (publicly, if such Acquisition Proposal became publicly known), (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) (but in the case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the second proviso to Section 7.1(b)), or (B) by Parent pursuant to Section 7.1(e) for a willful and material breach of any covenant or agreement in this Agreement on the part of the Company, which willful and material breach has been a principal cause of or resulted in the failure of the Offer to be consummated, or (C) by Parent or the Company pursuant to Section 7.1(i) (but in the case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(i)), and (iii) within twelve (12) months after such termination the Company consummates an Acquisition Transaction or enters into an agreement for an Acquisition Transaction which Acquisition Transaction is subsequently consummated (whether during or after such twelve (12) month period), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date such transaction is consummated; provided that solely for purposes of this Section 7.3(b), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

(c) In the event of a Specified Termination, then Parent shall pay to the Company $33,420,000 (the “Reverse Termination Fee”) in immediately available funds within five Business Days thereafter; provided that the Company shall not be entitled to receive the Reverse Termination Fee if the Company’s breach of this Agreement shall have been a principal cause of such Specified Termination.

(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(e) Except in the case of Fraud or a willful and material breach of this Agreement, if this Agreement is terminated pursuant to Section 7.1, (i) Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 7.3(b), and any amounts owed pursuant to Section 7.3(g) will be the sole and exclusive remedy of (x) Parent and Merger Sub and (y) the former, current and future controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub) and permitted assignees of each of Parent and Merger Sub (the Persons in clauses (x) and (y) collectively, the “Parent Related Parties”) against any of (A) the Company and its Affiliates; and (B) the former, current and future controlling persons, directors, officers, employees, agents, attorneys, Affiliates and permitted assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”), and (ii) the Company’s receipt of the Reverse Termination Fee, to the extent owed pursuant to Section 7.3(c), and any amounts owed pursuant to Section 7.3(g) will be the sole and exclusive remedy of the Company Related Parties against any of the Parent Related Parties, in either case, in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure.

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(f) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Reverse Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Reverse Termination Fee, as applicable, may be payable under one or more provisions hereof. In the event Parent shall receive the Company Termination Fee, or the Company shall receive the Reverse Termination Fee, the receipt thereof shall be deemed to be liquidated damages to reasonably compensate the receiving party for the disposition of its rights under this Agreement in the circumstances in which such amount is due and payable, which amount would otherwise be impossible to calculate with precision. Upon payment of the Company Termination Fee, (A) none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (B) none of the Parent Related Parties will be entitled to bring or maintain any Legal Proceeding against any Company Related Party arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination; provided, however, that payment of the Company Termination Fee will not be liquidated damages in the case of Fraud or a willful and material breach of this Agreement by the Company. Upon payment of the Reverse Termination Fee, (A) none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (B) none of the Company Related Parties will be entitled to bring or maintain any Legal Proceeding against any Parent Related Party arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination; provided, however, that payment of the Reverse Termination Fee will not be liquidated damages in the case of Fraud or a willful and material breach of this Agreement by Merger Sub or Parent.

(g) If the Company fails to pay the Company Termination Fee, or Parent fails to pay the Reverse Termination Fee, when due and payable pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences an action or other proceeding that results in an award against the Company for such Company Termination Fee, or against Parent for such Reverse Termination Fee, as applicable, the party owing such award shall pay the other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action or proceeding, together with interest on the amount of the Company Termination Fee or Reverse Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 Amendment or Supplement. At any time prior to the Acceptance Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto.

8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Merger Sub or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

8.4 Entire Agreement; No Third Party Beneficiary. This Agreement (including the exhibits and annexes hereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Agreement), the Tender and Support Agreements, the CVR Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) if the Acceptance Time occurs, the rights of the holders of Shares and Company Warrants to receive the Offer Consideration or Merger Consideration, as applicable, (ii) if the Merger Closing occurs, the rights of the holders of Company Equity Awards to receive the applicable consideration set forth in Section 2.6, (iii) with respect to the Indemnified Persons as covered by Section 5.7 and (iv) subject to Section 7.2 and the last sentence of this Section 8.4, the right of the Company’s stockholders to seek any monetary damages (including monetary damages based on a lost premium or loss of the economic benefit of the transactions contemplated by this Agreement to the Company’s stockholders). Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (iv) of this Section 8.4 and the provisions of Section 7.2 with respect to the recovery of monetary damages based on the losses suffered by the Company’s stockholders (including the loss of the economic benefit of the Transactions to the Company’s stockholders) shall only be enforceable on behalf of the Company’s stockholders by the Company in its sole and absolute discretion, as agent for the Company’s stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith.

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8.5 Applicable Law; Jurisdiction. This Agreement and all disputes, actions or proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8.6 Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Offer or the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of its stockholders.

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8.7 Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. References in this Section 8.7 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company; provided no assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that the sender of such email does not receive written notification of delivery failure); or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that the sender of such email does not receive written notification of delivery failure):

if to Merger Sub or Parent:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Facsimile: ***

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with a copy to (which copy shall not constitute notice):

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Group Legal Department

Email: ***

and

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention: Sharon R. Flanagan; John H. Butler; Sally Wagner Partin

Email: ***

***

if to the Company:

Poseida Therapeutics, Inc.

9390 Towne Centre Drive, Suite 200

San Diego, California 92121

Attention: Harry Leonhardt, General Counsel

Email: ***

with a copy to (which copy shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attention: Rowook Park; Barbara Borden; Julia Kim

Email: ***

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the use of the word “or” shall not be exclusive.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) Unless the context requires otherwise, references to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f) The phrases “made available”, “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided such information or material for review in the virtual data room set up by the Company in connection with this Agreement or by publicly having made available such information or material on the SEC EDGAR database in unredacted form as an exhibit to its most recent Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed after such annual report, in each case twenty-four (24) hours prior to the execution of this Agreement.

(g) The phrase “in the ordinary course” or “in the ordinary course of business” with respect to a Person shall mean in the ordinary and usual course of business of such Person consistent with the past practice (to the extent past practice exists with respect to the applicable matter) of such Person.

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8.12 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

8.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes and fees incurred in connection with this Agreement and the Transactions (other than Taxes described in Section 2.9(c)) shall be paid by Parent when due. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

8.14 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

8.15 Company Disclosure Letter. The disclosures set forth in any particular part or subpart of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ROCHE HOLDINGS, INC.

By:	/s/ Roger Brown
Name:	Roger Brown
Title:	Vice President

BLUE GIANT ACQUISITION CORP.

By:	/s/ Roger Brown
Name:	Roger Brown
Title:	Vice President, Treasurer, and Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

POSEIDA THERAPEUTICS, INC.

By:	/s/ Kristin Yarema
Name:	Kristin Yarema, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled Expiration Date in connection with the Offer if as of immediately prior to the expiration of the Offer:

(a) (i) the waiting period under the HSR Act (and any extensions thereof) applicable to the acquisition by Merger Sub of Shares pursuant to the Offer and the consummation of the Merger shall not have expired or been terminated, (ii) the applicable waiting periods, consents or approvals set forth on Schedule A-1 shall not have expired, terminated or been obtained, or (iii) any of the actions, events or circumstances under applicable Antitrust Laws set forth on Schedule A-2 shall have occurred (such conditions in this clause (a) and clause (c)(i) below (in the case of clause (c)(i), as such condition relates to any Antitrust Laws), the “Regulatory Condition”);

(b) there shall not have been validly tendered in accordance with the terms of the Offer (and “received” as defined in Section 251(h) of the DGCL) that number of Shares that were not validly withdrawn and that, when added to any Shares owned by Parent and its Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”), represent at least one more Share than 50% of the total number of Shares outstanding at the Acceptance Time (such condition in this clause (b) being, the “Minimum Condition”);

(c) any of the following conditions shall exist:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer or any Governmental Body with competent jurisdiction has instituted any Legal Proceeding that would be a Restraint on any party’s ability to consummate the Offer or the Merger or that would be a Burdensome Condition;

(ii) the representations and warranties of the Company (I) set forth in the first sentence of Section 3.2(a) (Capitalization) and Section 3.2(b) (Capitalization) shall not be true and correct in all respects (except for only de minimis inaccuracies), Section 3.1 (Organization) (other than the last sentence thereof), Section 3.3(a) (Authorization; No Conflict), Section 3.3(b) (Authorization; No Conflict), Section 3.3(c)(i) (Authorization; No Conflict), Section 3.20 (Broker’s or Finder’s Fees), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Inapplicability of Anti-takeover Statute) and Section 3.23 (No

Vote Required) shall not be true and correct in all material respects, in each case in this clause (I) as of the Agreement Date and as of the Expiration Date as though made as of the Expiration Date, (II) set forth in the second sentence of Section 3.6 (Absence of Material Adverse Changes, etc.) shall not be true and correct as of the Agreement Date and as of the Expiration Date as though made as of the Expiration Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (III) set forth in this Agreement, other than those described in clauses (I) and (II) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Agreement Date and as of the Expiration Date as though made as of the Expiration Date, except, in the case of this clause (III), where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; provided in each case of clauses (I), (II) and (III) above that any such representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the Agreement that it is required to perform or comply with on or prior to the Expiration Date and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Date;

(iv) since the Agreement Date, a Company Material Adverse Effect shall have occurred that is continuing;

(v) the Agreement shall have been terminated in accordance with its terms; or

(vi) prior to the Offer Closing, the Company shall not have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer that the conditions set forth in clauses (ii), (iii) and (iv) above shall be satisfied as of immediately prior to the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Merger Sub and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement.

Except for the Minimum Condition and the Regulatory Condition (to the extent related to the jurisdictions set forth on Schedule A-3), the foregoing conditions are for the sole benefit of Merger Sub and Parent and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Merger Sub or Parent, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of Merger Sub or Parent (other than the Minimum Condition and the Regulatory Condition (to the extent related to the jurisdictions set forth on Schedule A-3), which may be waived by Merger Sub and Parent only with the prior written consent of the Company which may be granted or withheld in the Company’s sole discretion); provided, however, that any such waiver by Parent, Merger Sub or the Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Merger Sub or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

ANNEX B

FORM OF CVR AGREEMENT

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”) dated as of [•], between Roche Holdings, Inc., a Delaware corporation (“Parent”), and [•], a [•], as Rights Agent (the “Rights Agent”).

INTRODUCTION

WHEREAS, Parent, Blue Giant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of November 25, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, as a result of the consummation of the Offer or the Merger, Parent has agreed to provide the holders of Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) (the “Company Shares”) and Equity Award Holders the right to receive up to three contingent cash payments upon the terms and subject to the conditions of this Agreement and the Merger Agreement without interest and subject to reduction for any applicable withholding Taxes as set forth herein; and

WHEREAS, pursuant to this Agreement, the maximum amount payable per CVR (as defined below) is up to $4.00 in cash, without interest and subject to reduction for any applicable withholding Taxes as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1.

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. In the case of Parent and Merger Sub, for purposes of this Agreement, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd., 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan (“Chugai”) unless and until Parent provides written notice to the Rights Agent specifying Chugai as an Affiliate of Parent or Merger Sub.

“Allo CAR T-Cell Therapy” means a Cell Therapy for which the living T-cells that are administered to a patient are collected from donor(s) (but not generated from induced pluripotent stem cells) other than such patient and express at least one CAR to induce therapeutic effect.

“Antigen Binder” means, with respect to a CAR or CAR Cell, the antigen recognition domains of any and all proteins, protein fragments, or peptides (including full-length antibodies, heavy chain-only antibodies (including VH or VHH), nanobodies, antigen-binding fragments (Fabs), and single-chain variable domain fragments (scFvs)) included in such CAR or expressed by such CAR Cell that bind, or contribute to the binding, to a Target.

“Assignee” has the meaning set forth in Section 6.3.

“Autoimmune Indication” means an Indication for autoimmune disease mediated by immune system cells, including cells with B cell lineage.

“BCMA” means B-cell maturation antigen.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, State of California or Basel, Switzerland or is a day on which banking institutions located in the State of New York, State of California or Basel, Switzerland are authorized or required by Law or other governmental action to close.

“CAR” means a chimeric antigen receptor.

“CAR Cell” means a T-cell expressing a construct encoding the nucleotide sequence of at least one CAR that includes an extracellular domain (including an Antigen Binder), a transmembrane domain, and a cytosolic signaling domain.

“Cell Therapy” means a pharmaceutical product comprising living cells that are administered to a patient and intended to treat, cure, or prevent a disease or condition.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means such level of efforts consistent with the efforts that Genentech, Inc. and F. Hoffmann-La Roche Ltd devote to their own internally developed products (regardless of modality) at a similar stage of development or commercialization, as applicable, with similar market potential, with the right for Parent to take into account any of the following: the existence of other third party competitive products in the market place or under development; issues of efficacy and safety; the probability of technical success and risk profile; the patent and other proprietary position of the product; the legal and regulatory environment; the likelihood of obtaining Regulatory Approval and pricing or reimbursement approval, if required; the strategic value and anticipated profitability of the product; whether the product is subject to a clinical hold, recall or market withdrawal; the benefit of continuing development relative to the benefit of other products being developed by Parent; and other technical, commercial, legal, scientific and medical factors, in all instances, without taking into account the obligation to make any Milestone Payments under this Agreement. It is understood that product potential may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations.

“Company Patent” means (a) any Patents owned or exclusively in-licensed by the Company or any Company Subsidiary as of immediately prior to the Merger Closing and (b) any Patents filed from or issuing from any of the Patents set forth in clause (a), including any renewals, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part.

“Cover” or “Covered” means, with respect to a Valid Product Claim in a country and in reference to a particular CVR Product (whether alone or in combination with one or more other ingredients) that the use, manufacture, sale, offer for sale or import, as applicable, of such CVR Product in such country would, but for ownership thereof or a license granted thereto, infringe such Valid Product Claim in such country on the date of sale or if such Valid Product Claim is a claim in a pending application for a Patent, would infringe such claim if it were issued.

“CVR Product” means a P-BCMA-ALLO1 Product, a P-CD19CD20-ALLO1 Product or a P-BCMACD19-ALLO1 Product, as applicable.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Directed To” means, with respect to a Target, that a CAR binds directly to such Target, and such binding causes or is intended to cause pharmacologically relevant activity.

“DTC” means The Depository Trust Company or any successor thereto.

“Employee Equity Award Holder” means an Equity Award Holder who was an employee of the Company for employment tax purposes as of the Merger Closing Date or at any time during the vesting period of the applicable Company Options or Company RSUs.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holder of CVRs granted with respect to a Company Option or a Company RSU in accordance with the terms of the Merger Agreement.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“First Commercial Sale” means the first bona fide commercial sale in a country to an entity other than a party hereto or any of its Affiliates of a P-BCMA-ALLO1 Product following Marketing Authorization in such country by or under authority of Parent (or its Affiliates or its Licensees). Sales prior to the receipt of Marketing Authorization for such P-BCMA-ALLO1 Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

“Governmental Body” means any: (a) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) multi-national, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self-regulatory organization, body or Entity and any court or other tribunal).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICD-11” means the “International Classification of Diseases for Mortality and Morbidity Statistics, 11th Revision (2018)” published by the World Health Organization.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R. §312 before the commencement of clinical trials of a product, or any comparable filing with the FDA or the equivalent Governmental Body in a country other than the United States.

“Indication” means a distinct type of human medical disease, disorder or condition.

“Initiate” and “Initiation” means with respect to a particular Phase II Clinical Trial or Pivotal Study of a given CVR Product, the administration of the first dose to a subject in such Phase II Clinical Trial or such Pivotal Study that is (i) conducted by or on behalf of Parent or any of its Affiliates or Licensees and (ii) permitted by the FDA or the equivalent Governmental Body in a country other than the United States.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, bylaw, official standard or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to any Company Product.

“Licensee” means a Person, other than Parent or any of its Affiliates or any of their respective distributors, that is granted a license, directly or indirectly, by Parent or any of its Affiliates to a Company Patent in order to develop or commercialize a CVR Product.

“Marketing Authorization” means with respect to a P-BCMA-ALLO1 Product, Regulatory Approval (including pricing approval, where required) required to sell such P-BCMA-ALLO1 Product, as applicable, for an Indication in accordance with the applicable law of a given country.

“Milestone” means either Milestone 1, Milestone 2 or Milestone 3, as applicable.

“Milestone 1” means the Initiation of the first Pivotal Study of a P-BCMA-ALLO1 Product for the treatment of any Indication.

“Milestone 1 Outside Date” has the meaning set forth in Section 2.4(a).

“Milestone 1 Payment” means an amount per CVR equal to $2.00, which shall become payable upon the first achievement of Milestone 1.

“Milestone 2” means the Initiation of the first Pivotal Study of a P-CD19CD20-ALLO1 Product or of a P-BCMACD19-ALLO1 Product for the treatment of an Autoimmune Indication, including SLE or Multiple Sclerosis.

“Milestone 2 Outside Date” has the meaning set forth in Section 2.4(b).

“Milestone 2 Payment” means an amount per CVR equal to $1.00, which shall become payable upon the first achievement of Milestone 2.

“Milestone 3” means the First Commercial Sale of a P-BCMA-ALLO1 Product for the treatment of any Indication.

“Milestone 3 Outside Date” has the meaning set forth in Section 2.4(c).

“Milestone 3 Payment” means an amount per CVR equal to $1.00, which shall become payable upon the first achievement of Milestone 3.

“Milestone Notice” has the meaning set forth in Section 2.4(d).

“Milestone Notice Date” has the meaning set forth in Section 2.4(d).

“Milestone Outside Date” has the meaning set forth in Section 2.4(d).

“Milestone Payment” means each of the (a) Milestone 1 Payment, (b) Milestone 2 Payment or (c) Milestone 3 Payment, as the context requires.

“Milestone Payment Amount” means, for a given Holder, the sum of (a) the product of (i) the applicable Milestone Payment and (ii) the number of CVRs that are not in respect of an Underwater Option held by such Holder as of immediately prior to the Effective Time (if any), as reflected on the CVR Register as of the close of business on the applicable Milestone Notice Date, and (b) in respect of each CVR received in respect of an Underwater Option held by such Holder as of immediately prior to the Effective Time (if any), as reflected on the CVR Register as of the close of business on the applicable Milestone Notice Date, the amount, if any, by which (A) the Cash Amount plus the applicable Milestone Payment plus any other Milestone Payment that previously became due and payable under this Agreement exceeds (B) the exercise price per share with respect to such Underwater Option plus the amounts, if any, paid to such Holder with respect to such CVR in respect of any Milestone Payments that previously became due and payable under the terms of this Agreement.

“Multiple Sclerosis” means the Indication of “Multiple Sclerosis” (as defined in the ICD-11) and any Indication at the level below the category of “Multiple Sclerosis” (as defined in the ICD-11).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“P-BCMA-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-BCMA-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains one CAR, which CAR is Directed To BCMA alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“P-BCMACD19-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-BCMA/CD19-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains two CARs, one of which is Directed To BCMA alone and the other of which is Directed To CD19 alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“P-CD19CD20-ALLO1 Product” means the Company’s Allo CAR T-Cell Therapy product known as P-CD19/CD20-ALLO1 (or an improved, modified, or derivative version of such product) that (a) contains two CARs, one of which is Directed To CD19 alone and the other of which is Directed To CD20 alone (and does not contain any other CAR Directed To any additional Target) and (b) is Covered by a Valid Product Claim.

“Patent” has the meaning set forth in the Merger Agreement.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (f) if the Holder is a partnership or limited liability company, a distribution by such Holder to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction), or (g) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Body.

“Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy of a product in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States. For the avoidance of doubt, any dose escalation activities shall not be considered a Phase II Clinical Trial.

“Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a product for one or more Indications in order to obtain Marketing Authorization of such product for such Indication(s), as further defined in 21 C.F.R. §312.21 or a similar clinical study in a country other than the United States.

“Pivotal Study” means a human clinical trial that would satisfy the criteria set forth in 21 C.F.R. § 312.21(b) or § 312.21(c), as amended from time to time, or any foreign equivalent thereof, which has the principal purpose of achieving a determination of safety and efficacy and is designed to provide an adequate basis for obtaining Regulatory Approval to market the applicable product for patients with the disease or condition under such study, including approval of an application for Regulatory Approval in an applicable country to permit the marketing and sale of the CVR Product that is the subject of such human clinical trial. For the avoidance of doubt, a Phase II Clinical Trial or Phase III Clinical Trial meeting the foregoing criteria will be considered a Pivotal Study.

“Product IP” has the meaning set forth in the Collaboration and License Agreement, by and between the Company and F. Hoffman-La Roche Ltd. and Hoffman-La Roche Inc., dated July 30, 2022, as amended.

“Product Patent” means (a) any Patents specifically claiming Product IP with a patent filing date prior to the Merger Closing and (b) any Patents filed from or issuing from any of the Patents set forth in clause (a), including any renewals, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part.

“Qualified Pharmaceutical Company” means a company that, together with its Affiliates, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve any then-unmet Milestones and that, in its most recent fiscal year, had annual consolidated revenues (with its Affiliates) of at least $4 billion, as reflected in such company’s audited financial statements.

“Regulatory Approval” means, with respect to such P-BCMA-ALLO1 Product, in a given country or jurisdiction, any and all approvals (including INDs and Biologics License Applications and any supplements thereto), licenses, registrations, or authorizations of any Governmental Body necessary to manufacture, use, store, import, transport, commercially distribute, sell, or market such P-BCMA-ALLO1 Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) labeling approval.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“SLE” means the Indication of “Systemic Lupus Erythematosus” (as defined in the ICD-11) and any Indication at the level below the category of “Systemic Lupus Erythematosus” (as defined in the ICD-11).

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Target” means a naturally occurring human protein or biological molecule from which an antigen is derived, including all peptides derived from such protein and all forms (including forms arising from mutations in the gene that encodes such protein or biological molecule) of such protein or biological molecule.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever) or levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest) imposed, assessed or collected with respect thereto by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Product Claim” means, with respect to a CVR Product: (a) a claim of an issued and unexpired Company Patent or Product Patent in the United States, the European Patent Office or Japan that Covers the composition of matter of such CVR Product, including the composition of matter of any CAR Cell, CAR (or protein or nucleotide sequence thereof) or the Antigen Binder (or the protein or nucleotide sequence thereof) of such CVR Product, that has not been: (i) disclaimed; (ii) dedicated to the public; (iii) abandoned; (iv) declared invalid, unenforceable or revoked by a decision of a court, government agency or other authority having jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal; or (v) admitted to be invalid or unenforceable through reexamination, reissue or otherwise; or (b) a claim of a pending Company Patent or Product Patent application in the United States, the European Patent Office or Japan that Covers the composition of matter of such CVR Product, including the composition of matter of any CAR Cell, CAR (or protein or nucleotide sequence thereof) or the Antigen Binder (or the protein or nucleotide sequence thereof) of such CVR Product, that: (i) was filed in good faith and with a reasonable belief that such claim will be found patentable and granted; (ii) has been pending for less than five years from the date of filing of the earliest patent application from which such claim is entitled to claim priority; (iii) is being prosecuted and maintained in good faith; and (iv) has not been finally cancelled, withdrawn, abandoned or rejected by an administration agency action from which no appeal can be taken.

Section 1.2. Rules of Construction. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. Unless the context requires otherwise, references to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against any particular party.

ARTICLE 2.

CONTINGENT VALUE RIGHTS

Section 2.1. CVRs. The CVRs represent the rights of their respective Holders (which rights were granted to the initial Holders pursuant to the terms of the Merger Agreement) to receive a contingent cash payment in accordance with this Agreement. A list of the initial Holders shall be furnished by or on behalf of Parent to the Rights Agent in accordance with Section 4.1 hereof.

Section 2.2. Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register shall initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent shall have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent shall accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s duly authorized representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or similar Tax or governmental charge that is imposed by reason of any such registration of transfer. The Rights Agent shall have no duty or obligation to register the transfer of the CVRs in the CVR Register under this Section 2.3(c) unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or are not applicable. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder (or a duly authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4. Payment Procedures.

(a) If Milestone 1 is achieved on or prior to December 31, 2028 (the “Milestone 1 Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 1 by the Milestone 1 Outside Date (and in any event no later than 30 days after the date on which Milestone 1 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 1 has been achieved. If Milestone 1 is not achieved by the Milestone 1 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 1 has not been achieved within 30 days after the Milestone 1 Outside Date.

(b) If Milestone 2 is achieved on or prior to December 31, 2034 (the “Milestone 2 Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 2 by the Milestone 2 Outside Date (and in any event no later than 30 days after the date on which Milestone 2 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 2 has been achieved. If Milestone 2 is not achieved by the Milestone 2 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 2 has not been achieved within 30 days after the Milestone 2 Outside Date.

(c) If Milestone 3 is achieved on or prior to December 31, 2031 (the “Milestone 3 Outside Date” and together with the Milestone 1 Outside Date and the Milestone 2 Outside Date, each, a “Milestone Outside Date”), then as soon as reasonably practicable following the achievement of Milestone 3 by the Milestone 3 Outside Date (and in any event no later than 30 days after the date on which Milestone 3 is achieved), Parent shall deliver to the Rights Agent written notice indicating that Milestone 3 has been achieved. If Milestone 3 is not achieved by the Milestone 3 Outside Date, Parent shall deliver to the Rights Agent written notice indicating that Milestone 3 has not been achieved within 30 days after the Milestone 3 Outside Date.

(d) Any written notice described in clauses “(a)” through “(c)” above delivered to the Rights Agent (each such notice, a “Milestone Notice” and the date on which such Milestone Notice is delivered to the Rights Agent, a “Milestone Notice Date”) shall also instruct the Rights Agent to solicit Tax forms or other information required to make Tax deductions or withholdings from Holders. Within five Business Days of the applicable Milestone Notice Date, Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts in respect of the Milestone 1 Payment in the case of the achievement of Milestone 1, the Milestone 2 Payment in the case of the achievement of Milestone 2 or the Milestone 3 Payment in the case of the achievement of Milestone 3 (the total cash deposited with the Rights Agent, the “Payment Fund”), to all Holders other than to Employee Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(e) of this Agreement and Section 2.6 of the Merger Agreement, including, for the avoidance of doubt, any amounts payable in respect of a CVR received by an Employee Equity Award Holder in respect of any Underwater Option in accordance with the terms of this Agreement).

(e) The Rights Agent shall promptly, and in any event within ten Business Days of receipt of the cash amount delivered by Parent in accordance with Section 2.4(d) above (the “Funding Date”), send each Holder (other than Employee Equity Award Holders) at its registered address a copy of the applicable Milestone Notice and pay the applicable Milestone Payment Amount to each of the Holders (other than Employee Equity Award Holders) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the applicable Milestone Notice Date or (ii) with respect to any such Holder that is due an amount in excess of $25,000 in the aggregate who has provided the Rights Agent with wiring instructions in writing as of the close of business on the Milestone Notice Date, by wire transfer of immediately available funds to the account specified on such wiring instructions. Parent (i) shall promptly, and in any event within ten Business Days after the applicable Milestone Notice Date, send each Employee Equity Award Holder at such Holder’s registered address a copy of the applicable Milestone Notice and (ii) with respect to any portion of the applicable Milestone Payment that is payable to Employee Equity Award Holders, shall, as soon as reasonably practicable following the applicable Funding Date (but in any event no later than the next regularly scheduled payroll date that is not less than ten Business Days following the applicable Funding Date, and in all events no later than the date that is 75 days following the date on which the applicable Milestone is achieved (and in all events prior to March 15th of the calendar year following the year in which the applicable Milestone is achieved)), pay, or shall cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll, accounts payable or equity award maintenance system (and subject to any applicable withholding Taxes pursuant to Section 2.10 of the Merger Agreement and subject to any adjustment to account for any unpaid exercise price per share of any such Company Option that is an Underwater Option), the applicable Milestone Payment Amount payable to each such Employee Equity Award Holder in accordance with Section 2.6 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone Payments shall each be deemed a conditional payment subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts for Company Equity Awards therefore be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Equity Award under Section 2.6 of the Merger Agreement or this Agreement shall be treated as a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(f) Except to the extent any portion of any applicable Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax law, the parties hereto agree to treat the applicable Milestone Payment for all Tax purposes as additional consideration or compensation for the Company Shares and Company Equity Awards pursuant to the Offer or the Merger pursuant to the Merger Agreement, as the case may be, and the parties hereto shall not take any position to the contrary on any Tax Return or for other Tax purposes except as required by a determination as defined in Section 1313 of the Code. Parent and the Company shall report imputed interest on the CVRs (other than CVRs in respect of Company Equity Awards) as required by Section 483 of the Code.

(g) Parent or its applicable Subsidiary (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. With respect to Company Equity Awards with respect to which Parent has payroll Tax withholding obligations, any such Tax withholdings shall be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any deductions or withholdings or causing any deductions or withholdings to be made with respect to any Holder (other than an Employee Equity Award Holder), Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from the applicable Holders within a reasonable amount of time in order to provide a reasonable opportunity for such Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such deduction or withholding, and the Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such Holder are valid under applicable Tax Law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made, and, as required by applicable Tax law, Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the applicable Holder an original IRS Form 1099 or an original IRS Form W-2, as applicable, or other reasonably acceptable evidence of such deduction or withholding.

(h) Subject to the following sentence, the delivery of an aggregate amount of cash necessary to pay all Holders (other than Employee Equity Award Holders) by Parent to the Rights Agent following the Milestone Notice Date for each applicable Milestone Payment pursuant to Section 2.4(a)(d) and the payment through payroll pursuant to Section 2.4(e) of an aggregate amount of cash necessary to pay Employee Equity Award Holders for each applicable Milestone Payment when due pursuant to Section 2.4(e) shall be deemed to have been paid in full satisfaction of all rights with respect to such Holders. Any portion of the aggregate applicable Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the applicable Milestone Notice Date shall be delivered by the Rights Agent to Parent, on demand, and any Holder shall thereafter look only to Parent (subject to abandoned property Law, escheat Law or similar Law) for payment of such applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(i) Any amounts remaining unclaimed by Holders other than Employee Equity Award Holders at such time when the amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation nor the Rights Agent shall be liable to any Holder or to any other Person with respect to any applicable Milestone Payment Amount delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(j) For the avoidance of doubt, the applicable Milestone Payment Amount shall only be paid in respect of the applicable Milestone, if at all, one time under this Agreement and the applicable Milestone Payment Amount shall not become payable unless the applicable Milestone has been achieved on or prior to the applicable Milestone Outside Date.

(k) The Payment Fund shall not be used for any purpose other than the payment of the Milestone Payment Amounts; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. The Payment Fund may be invested by the Rights Agent as directed by the Parent; provided that such investments shall be (i) in obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such investment will (x) relieve Parent or the Rights Agent from making the payment required by this Section 2.4 or (y) have maturities that could prevent or delay payments to be made pursuant to this Agreement. To the extent that the Payment Fund diminishes for any reason below the level required to make prompt payment of the aggregate Milestone Payment Amounts, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make the Milestone Payment Amounts; provided that in no event shall this sentence require Parent to deliver any funds to the Rights Agent prior to the time specified in Section 2.4(d).

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

(c) Neither Parent, its Affiliates nor any of their respective directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.4.

ARTICLE 3.

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.

Notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent on behalf of itself or any of the Holders against Parent.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least 60 days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent who has been approved in writing by the Acting Holders, which successor shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within ten days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4.

COVENANTS

Section 4.1. List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within 30 Business Days after the Effective Time and (b) in the case of Equity Award Holders, the names and addresses of such Holders as set forth in the books and records of the Company at the Effective Time, and designations of each such Holder that is not an Employee Equity Award Holder.

Section 4.2. Efforts.

(a) Parent shall (directly or through its Affiliates), and shall obligate its Licensees to, use Commercially Reasonable Efforts to (i) Initiate one Pivotal Study of a P-BCMA-ALLO1 Product for the treatment of any Indication and (ii) Initiate one Phase II Clinical Trial or one Pivotal Study of a P-CD19CD20-ALLO1 Product for the treatment of Multiple Sclerosis or SLE and, without limiting or adding to the foregoing, Parent shall refrain from any conduct that is undertaken with the express intent of avoiding the achievement of any Milestone or the achievement of any Milestone prior to the applicable Milestone Outside Date. Parent’s obligations in this Section 4.2 shall terminate in full with respect to the foregoing clause “(i)”, on the earlier to occur of the achievement of Milestone 1 or December 31, 2028, and with respect to the foregoing clause “(ii)”, on the earlier to occur of (x) the Initiation of either such Phase II Clinical Trial or such Pivotal Study or (y) December 31, 2031. For the avoidance of doubt, clause “(ii)” of the foregoing sentence contemplates the Initiation of only one such study. The termination dates are included solely to limit the time during which Parent is obligated to use Commercially Reasonable Efforts and do not impose any obligation (express or implied) on Parent to achieve any Milestone by such termination date. Other than to the extent expressly set forth in the foregoing, (A) Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Company Products (including the CVR Products) in all respects and (B) Parent (directly or through its Affiliates) shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to achieve any Milestone or to make or maximize any Milestone Payment. For the avoidance of doubt, Parent does not guarantee (and the use of any “Commercially Reasonable Efforts” hereunder does not mean nor shall it be deemed or interpreted to mean) that any Milestone will be achieved by a specific date or at all, and a failure to achieve a Milestone may nonetheless be consistent with the use of “Commercially Reasonable Efforts”.

(b) Parent shall not, and shall cause its Affiliates (including the Company) not to sell, assign, transfer or exclusively license all or substantially all of the rights, to research, develop, manufacture, commercialize and otherwise exploit the CVR Products to a third party until (i) the Milestone 2 Outside Date or (ii) if as of the Milestone 2 Outside Date any Milestone Payment Amounts are due but remain unpaid, until such later date that such amounts are paid, unless as a condition to such sale, assignment, transfer or exclusive license, such third party (a “Product Transferee”) expressly and unconditionally assumes and agrees to be bound by, pursuant to an assumption agreement executed and delivered to the Rights Agent, all of the terms and conditions binding on Parent contained in this Agreement, including the due and punctual payment of any unpaid Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. Parent shall remain liable for the performance by any Product Transferee that is not a Qualified Pharmaceutical Company of all obligations of Parent hereunder; provided however, that in the case of a Product Transferee that is a Qualified Pharmaceutical Company, neither Parent nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation under this Agreement. Parent shall provide the Rights Agent and the Holders (or cause the Rights Agent to provide to the Holders) prompt written notice of any such sale, assignment, transfer or exclusive license and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable Qualified Pharmaceutical Company.

Section 4.3. Books and Records. Parent shall, shall cause its Affiliates to, keep records in sufficient detail to enable the Rights Agent to determine the amounts payable hereunder.

ARTICLE 5.

AMENDMENTS

Section 5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 6.3; and/or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3. Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6.

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices to Rights Agent and Parent. All notices and other communications to the Rights Agent or Parent hereunder shall be in writing and shall be deemed duly delivered and received hereunder: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that the sender of such email does not receive written notification of delivery failure); or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that the sender of such email does not receive written notification of delivery failure):

if to the Rights Agent:

[Name of Rights Agent]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

with a copy (which shall not constitute notice) to:

[name of counsel]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

if to Parent:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Facsimile: ***

with a copy (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Group Legal Department

Email: ***

and

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention: Sharon R. Flanagan; John H. Butler; Sally Wagner Partin

Email: ***

Section 6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3. Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party, to (i) any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent or (ii) in accordance with Section 4.2(b) or (b) otherwise with the prior written consent of the Acting Holders, to any other Person, in each case provided that the applicable assignee (the “Assignee”) agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. Parent shall remain liable for the performance by each such Assignee of all obligations of Parent hereunder; provided however, that in the case of an Assignee that is a Qualified Pharmaceutical Company under clause “(a)(ii)” above in accordance with Section 4.2(b), neither Parent nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation under this Agreement. Subject to compliance with the requirements set forth in Section 4.2(b) and this Section 6.3 relating to assignments or other direct or indirect transfers, this Agreement shall not restrict Parent’s or its Affiliates’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its Affiliate’s respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly and unconditionally agree to assume and be bound by all of the terms and conditions binding on Parent contained this Agreement, including the due and punctual payment of the Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, except to an Affiliate of the Rights Agent in connection with a corporate restructuring. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee.

Section 6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement.

Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise such rights. Reasonable expenditures incurred by such Acting Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Acting Holders acting pursuant to this Section 6.4 on behalf of all Holders shall have no liability to any other Holders for such actions.

Section 6.5. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions (whether at law, in contract, in tort or otherwise) arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b) All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 6.8. Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement and (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. If this Agreement is still then in effect, Parent and the Acting Holders shall be deemed to have delivered such notice of termination as of the latest Milestone Outside Date. Notwithstanding the foregoing, Section 6.4 through Section 6.11 inclusive shall survive the termination of this Agreement. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement.

Section 6.9. Entire Agreement. This Agreement and the Merger Agreement (including the exhibits and annexes thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.10. Payments on Next Business Day. In the event that any date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11. Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Body of competent jurisdiction or is otherwise required by applicable law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Bodies (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure, (y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ROCHE HOLDINGS, INC.

By:

Name:
Title:

[RIGHTS AGENT]

By:

Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Agreement Date	Preamble
Available Company SEC Document	Article III Preamble
Burdensome Condition	Section 5.5(a)
Capitalization Date	Section 3.2(a)
Cash Amount	Recitals
CERCLA	Section 3.11(b)
Certificate of Merger	Section 2.3
Change in Company Board Recommendation	Section 5.4(d)
Company	Preamble
Company Board	Recitals
CVR	Recitals
Company Charter Documents	Section 3.1
Company Common Stock	Recitals
Company Disclosure Letter	Article III Preamble
Company Financial Advisor	Section 3.20
Company Financial Statements	Section 3.5(b)
Company Material Contract	Section 3.18(a)
Company Plans	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(b)
Company SEC Reports	Section 3.5(a)
Company Stock Certificate	Section 2.8
Company Subsidiaries	Section 3.2(a)
Compensation Committee	Section 5.13
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Covered Employees	Section 5.11(a)
DGCL	Recitals
Dissenting Shares	Section 2.11(a)
Effective Time	Section 2.3
Environmental Laws	Section 3.11(b)
Existing Loan Documents	Section 2.14
Expiration Date	Section 1.1(d)
Indemnified Persons	Section 5.7(a)
Information Statement	Section 3.3(d)
Initial Expiration Date	Section 1.1(d)

In-Licenses	Section 3.14(h)
Interim Period	Section 5.1
IP Contracts	Section 3.14(i)
Judgment	Section 3.3(c)
Leased Real Property	Section 3.19(b)
Merger	Recitals
Merger Closing	Section 2.3
Merger Closing Date	Section 2.3
Merger Consideration	Section 2.5(a)(iv)
Merger Sub	Preamble
Minimum Condition	Annex A
Nasdaq	Section 3.3(d)
Non-Employee Equity Award Holders	Section 2.6(e)
Offer	Recitals
Offer Closing	Section 1.1(b)
Offer Closing Date	Section 1.1(b)
Offer Conditions	Section 1.1(b)
Offer Consideration	Recitals
Offer Documents	Section 1.1(f)
Option Consideration	Section 2.6(a)
OTP	Section 1.1(c)
Out-Licenses	Section 3.14(i)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Disclosure Letter	Article IV Preamble
Parent Employee Benefit Plan	Section 5.11(c)
Payment Agent	Section 2.9(a)
Payment Fund	Section 2.9(a)
Payoff Amount	Section 2.14
Payoff Date	Section 2.14
Payoff Letter	Section 2.14
RCRA	Section 3.11(b)
Recommendation Change Notice	Section 5.4(e)
Regulatory Condition	Annex A
Restraint	Section 6.1(a)
Reverse Termination Fee	Section 7.3(c)
RSU Consideration	Section 2.6(b)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(f)
SEC	Article III Preamble
Shares	Recitals
Solvent	Section 4.10
Superior Proposal Notice	Section 5.4(e)
Surviving Corporation	Recitals
Tender and Support Agreements	Recitals
Underwater Option	Section 2.6(a)
willful and material breach	Section 7.2

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2015 Plan” shall mean the Poseida Therapeutics, Inc. 2015 Equity Incentive Plan, as amended from time to time.

“2020 Plan” shall mean the Poseida Therapeutics, Inc. 2020 Equity Incentive Plan, as amended from time to time.

“2022 Inducement Plan” shall mean the Poseida Therapeutics, Inc. Amended & Restated 2022 Inducement Plan, as amended from time to time.

“2025 Company RSU” shall mean a Company RSU that is granted during the calendar year ending December 31, 2025 to an employee as a long-term equity incentive grant as set forth in Section 5.2(b) of the Company Disclosure Letter.

“Acquisition Proposal” shall mean any bona fide written offer, indication of interest or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or any of its Affiliates or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exclusive license, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. In the case of Parent and Merger Sub, for purposes of this Agreement, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd., 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan (“Chugai”) unless and until Parent provides written notice to the Company specifying Chugai as an Affiliate of Parent or Merger Sub.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” shall mean any third party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any Company Product.

“Company Acquisition Agreement” shall mean any merger, acquisition or other definitive agreement which gives effect to any Acquisition Proposal.

“Company Board Recommendation” shall mean the Company Board’s recommendation that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.

“Company Employee” shall mean any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” shall mean any written employment, severance, retention, transaction bonus, change in control or other similar material Contract between: (a) the Company or any Company Subsidiaries and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law.

“Company Employee Benefit Plan” shall mean an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company ERISA Affiliate with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” shall mean the Company Options and Company RSUs.

“Company ERISA Affiliate” shall mean any Person under common control with the Company or a Company Subsidiary within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company ESPP” shall mean the Poseida Therapeutics, Inc. 2020 Employee Stock Purchase Plan, as amended from time to time.

“Company Intellectual Property” shall mean all of the Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company IT Systems” shall mean all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company or any Company Subsidiaries as currently conducted by the Company or the relevant Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that, for purposes of clause (i) above, no event, condition, change, occurrence or development, circumstance or effect resulting directly or indirectly from or otherwise relating to any of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has occurred, or would reasonably expected to occur, a Company Material Adverse Effect: (A) general political, economic or market conditions (including conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries) or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) any act of terrorism, war (whether declared or not), cyberattack, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event, or any worsening or escalation of such matters existing as of the Agreement Date, (C) the Transactions or the announcement or pendency thereof (other than for purposes of any representation or warranty contained in Section 3.3, but subject to any disclosures in Section 3.3 of the Company Disclosure Letter), including to the extent so resulting in any loss of employees of the Company or the Company Subsidiaries or disruption in (or loss of) customer, supplier, distributor, landlord, partner, licensor, licensee, Governmental Body or similar relationships, (D) any change in, or any action required to be taken in order to comply with any change in, any Law, GAAP or other applicable accounting regulations (or the enforcement or interpretation thereof), (E) changes in the market price or trading volume of the Company Common Stock (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect if such underlying cause is not otherwise expressly excluded under any of the exceptions set forth in this definition), (F) any failure of the

Company to meet internal or analysts’ expectations or projections with respect to revenue, earnings or other financial or operational performance (provided that the underlying cause of such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect if such underlying cause is not otherwise expressly excluded under any of the exceptions set forth in this definition), (G) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, including any breach of this Agreement by Parent or Merger Sub, (H) the taking of any action expressly required by this Agreement (including, without limitation, any actions taken in compliance with this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Offer or the Merger) or expressly approved of in writing by Parent, or the failure to take any action expressly prohibited by this Agreement (if the Company has timely requested a waiver or consent from Parent), (I) any stockholder class action or derivative litigation commenced against the Company since the Agreement Date and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement, (J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, (K) to the extent not involving any wrongdoing by (x) the Company, (y) any of its Affiliates or officer, director or employee Representatives acting on behalf of the Company or (z) in the case of any other Representatives of the Company, such Representatives acting at the direction of the Company and other than for purposes of determining the accuracy of any representation or warranty contained in Section 3.13 as of the Agreement Date, (1) regulatory, manufacturing or clinical changes, events or developments or other actions resulting from any nonclinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (2) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, or (3) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (L) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company; provided that with respect to each of the foregoing clauses (A), (B), (D) and (L), such events, conditions, changes, occurrences or developments, circumstances or effects referred to therein may be taken into account to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industry in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether or not there has occurred a Company Material Adverse Effect.

“Company Option” shall mean any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans.

“Company Products” shall mean any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” shall mean each award of restricted stock units including those granted pursuant to a Restricted Stock Units Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan.

“Company Termination Fee” shall mean an amount, in cash, equal to $33,420,000.

“Company Warrants” shall mean, collectively, the warrants to purchase shares of Company Common Stock issued by the Company to Oxford Finance LLC on each of July 25, 2017, August 13, 2018 and February 11, 2019, in each case as amended prior to the Agreement Date.

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“CVR Agreement” shall mean the Contingent Value Rights Agreement in the form attached hereto as Annex B to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of a CVR in the Transactions.

“Domain Names” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Employee Benefit Plan” shall mean any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, relating to pension, retirement, profit-sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long or short term disability, change of control, retention, fringe benefit or any other similar employee benefits.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Award Holder” shall mean any holder of a Company Equity Award.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” shall mean any Shares held by the Company, Parent, Merger Sub or any of their respective Subsidiaries and any Dissenting Shares.

“Existing Credit Agreement” shall mean the Loan and Security Agreement dated as of February 22, 2022 by and among the Company, Oxford Finance LLC, as the collateral agent, the lenders from time to time party thereto and Vindico NanoBioTechnology, LLC, as amended by the Consent and First Amendment to the Loan and Security Agreement, dated July 19, 2023 (and, without limiting any restrictions to modifications thereof set forth in this Agreement, as the same may be further amended, restated, supplemented or otherwise modified prior to the Merger Closing Date).

“FDA” shall mean the United States Food and Drug Administration or any successor entity.

“FDA Fraud Policy” shall mean the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

“Fraud” shall mean actual Delaware common law fraud committed with scienter (i.e., an intent to deceive); provided, under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, or other fraud or torts to the extent such other fraud or torts are based on recklessness or negligence.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” shall mean any: (a) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) multi-national, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self-regulatory organization, body or Entity and any court or other tribunal).

“Health Authority” shall mean the Governmental Bodies that administer Health Laws, including the FDA.

“Health Law” shall mean any applicable Law regarding health care products and services applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of cell and gene therapy and similar products by regulating the research, development, manufacturing and distribution of such products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and relating to promotion and sales of health care products to providers and facilities that bill or submit claims under government healthcare programs, including (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (iv) the Stark Law (42 U.S.C. 1395nn et seq.), (v) the federal False Claims Act (31 U.S.C. § 3729 et seq.), (vi) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (vii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (viii) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (ix) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (x) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xi) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xii) Medicare (Title XVIII of the Social Security Act), (xiii) Medicaid (Title XIX of the Social Security Act) and (xiv) all applicable state laws related to insurance, balance billing, out-of-network services and the waiver of deductibles, copayments or cost-sharing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“IND Safety Reports” shall mean all reports of potential serious risks required to be reported to FDA in accordance with 21 C.F.R. Section 312.32 or required to be reported to comparable Health Authorities pursuant to comparable requirements.

“Indebtedness” shall mean, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) obligations representing the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business) whether contingent or otherwise (including “contingent consideration”, “earn-outs” or “seller notes”), (d) lease obligations that are required to be classified as capital lease obligations in accordance with GAAP, (e) obligations, contingent or otherwise, in respect of letters of credit, surety bonds and other similar instruments, (f) obligations under any interest rate, foreign exchange or other swap, hedging or other financial derivative instrument, agreement or arrangement, and (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed by such Person; provided that letters of credit and performance bonds issued in the ordinary course of business shall not be Indebtedness.

“Intellectual Property” shall mean formulae, inventions (whether or not patentable), know-how, methods, processes, technology, specifications, Software, techniques, URLs, web sites, works of authorship, confidential information, trade secrets, concepts, procedures, formulas, discoveries, compositions, technical data, designs, and other proprietary information and proprietary materials.

“Intellectual Property Rights” shall mean any and all statutory or common law intellectual property rights throughout the world, including any of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (collectively, “Trade Secrets”); (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software and moral rights (collectively, “Copyrights”); (iv) all registered and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks, or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, together with all goodwill relating thereto (collectively, “Trademarks”); (v) all rights in databases and technical data collections; (vi) all rights to Uniform Resource Locators, Web site addresses and domain names, together with all goodwill relating thereto (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; (viii) any registrations and renewals of or applications to register any of the foregoing; and (ix) all rights to sue for and collect damages for past, present and future infringement, misappropriation or other violation of the foregoing and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intervening Event” shall mean any material event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to, and not reasonably foreseeable by, the Company Board as of the Agreement Date, or if known to the Company Board as of the Agreement Date, the material consequences of which were not known to, and not reasonably foreseeable by, the Company Board as of the Agreement Date (provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (x) the Company, the actual knowledge of any of those individuals set forth in Section 1.1 of the Company Disclosure Letter and (y) Parent or Merger Sub, the actual knowledge of any of those individuals set forth in Section 1.1 of the Parent Disclosure Letter, in each case of clause (x) and (y) after reasonable inquiry of such individuals’ direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to any matters relating to Intellectual Property, reasonable inquiry requires consultation with external intellectual property counsel but does not require that an individual conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, bylaw, official standard or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” shall mean any action, suit, litigation, complaint, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” shall mean any lien, license, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Object Code” shall mean computer programs in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org) or is substantially similar to any such license, including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” shall mean a non-exclusive license of Intellectual Property Rights entered into in the ordinary course between the Company or any Company Subsidiary and a third party.

“Organizational Documents” shall mean, with respect to an entity, the certificate or articles of incorporation, bylaws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes, assessments and other governmental charges and levies that (x) are not due and payable or (y) are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens discharged at or prior to the Offer Closing or, as applicable, the Merger Closing, (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached, (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole, (xi) Liens that would be disclosed by a search of Uniform Commercial Code filings in Delaware and (xii) Ordinary Course Licenses.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that is reasonably capable of being used to identify such person or enables access to such person’s financial information, to the extent that such data constitutes Personal Data under applicable Law, or as that term is otherwise defined by applicable Law.

“Privacy Law” shall mean any applicable Laws governing the Company’s or any Company Subsidiary’s collection, use or disclosure of Personal Data.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Regulatory Permits” shall mean governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Bodies pursuant to a Health Law in order to allow the conduct of a regulated activity.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” shall mean any Company Subsidiary that is a “significant subsidiary” of the Company, as defined in Regulation S-X.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, firmware, compilers, higher level or “proprietary” languages, data files, application programming interfaces (APIs), tool sets and user interfaces, in each case whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer programs and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Termination” shall mean a termination of this Agreement: (i) by Parent or the Company in accordance with Section 7.1(b), if, on the date of such termination, each of the Offer Conditions (other than the Regulatory Condition and any Offer Conditions which by their nature are to be satisfied at the expiration of the Offer) has been satisfied or, to the extent permitted by applicable Law, waived, or there is a timing or other agreement or commitment with any Governmental Body not to consummate the Transactions in effect; (ii) by Parent or the Company pursuant to Section 7.1(c) in connection with a Restraint pursuant to or in connection with the Antitrust Laws; or (iii) by the Company pursuant to Section 7.1(g) in connection with a willful and material breach by Parent or Merger Sub of any covenant or agreement set forth in Section 5.5 hereof relating to the Antitrust Laws.

“Standard Contract” shall mean any Contract (i) that is terminable without penalty by the Company or the applicable Company Subsidiary on 90 days’ or less notice (provided, that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs or payments for services rendered to the date), (ii) that is a customary nondisclosure agreement entered into (a) in the ordinary course of business or (b) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (iii) Open Source Licenses, (iv) any licenses for commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements), (v) any non-exclusive license that is merely incidental to the transaction contemplated by the agreement in which such license is included, the commercial purpose of which is primarily for something unrelated to Intellectual Property or Intellectual Property Rights, (vi) any material transfer agreements, sponsored research agreements, clinical trial agreements, services agreements, research agreements, distribution agreements or manufacturing agreements, in each case of this clause (vi), entered into in the ordinary course of business and (vii) Ordinary Course Licenses.

“Stock Plans” shall mean the Company ESPP, the 2015 Plan, the 2020 Plan and the 2022 Inducement Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel): (i) to be reasonably likely to be consummated; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing); provided that for purposes of the definition of “Superior Proposal”, all references to 20% in the definition of “Acquisition Transaction” (as such term is referenced in the definition of “Acquisition Proposal”) shall be deemed to be references to 50%.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever) or levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest) imposed, assessed or collected with respect thereto by or under the authority of any Governmental Body (including on account of any failure to file, or improper filing of, any Tax Return).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto or amendment thereof.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Transactions” shall mean the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement.

“Triggering Event” shall be deemed to have occurred if: (i) a willful and material breach of Section 5.4 shall have occurred; (ii) the Company Board shall have effected a Change in Company Board Recommendation; (iii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation when mailed to the Company stockholders; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have executed any Contract relating to any Acquisition Proposal other than a customary confidentiality agreement expressly permitted in Section 5.4 of this Agreement; (vi) a tender or exchange offer relating to securities of the Company (other than the Offer) shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (vii) the Company Board fails to publicly reaffirm the Company Board Recommendation within five (5) Business Days after receipt of a written request from Parent to do so; provided, that Parent may only make such a request once every thirty (30) days.

EXHIBIT B

FORM OF CERTIFICATE OF

INCORPORATION

OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POSEIDA THERAPEUTICS, INC.

FIRST. The name of the corporation is Poseida Therapeutics, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is One Hundred (100) shares of common stock with a par value of $0.01 per share.

FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Sixth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SEVENTH.

A. The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article Seventh shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Seventh in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT C

FORM OF BYLAWS

OF THE SURVIVING CORPORATION

Amended and Restated Bylaws

of

POSEIDA THERAPEUTICS, INC.

a Delaware corporation

ARTICLE I

Offices

Section 1.1. The registered office of Poseida Therapeutics, Inc., a Delaware corporation (the “Corporation”), shall be in the County of New Castle, State of Delaware.

Section 1.2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

Stockholders Meetings

Section 2.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly be brought before the meeting in accordance with these Bylaws at such date, time and place, if any, as may be fixed by resolution of the Board of Directors of the Corporation from time to time. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

Section 2.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board, if any, or pursuant to a resolution approved by a majority of the whole Board of Directors or by a committee of the Board of Directors authorized to call such meetings and by no other person. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. The business transacted at a special meeting of stockholders shall be limited solely to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting.

Section 2.3. Notice of Meetings. A written notice of each annual or special meeting of stockholders shall be given stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice of meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, personally, by mail or, to the extent and in the manner permitted by applicable law, by electronic facsimile or internet transmission; provided, however, a stockholder may direct the Corporation, in a writing delivered to the Secretary of the Corporation, to not send any notices of meeting by electronic or other transmission, and agrees that if such stockholder provides the Corporation with an internet address at which the stockholder can receive electronic communications the Corporation may send all such

Amended and Restated Bylaws of Poseida Therapeutics, Inc.

notices to such internet address unless the Stockholder advises the Corporation in writing of a change in address or that such stockholder no longer is willing to accept delivery of notices of meetings through electronic transmission. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.4. Adjournments. Any annual or special meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with Section 2.3.

Section 2.5. Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of stockholders. In the absence of a quorum, the stockholders so present may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 2.4 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

Section 2.6. Conduct; Remote Communication.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or if there is none or in his or her absence, by the President, or in his or her absence, by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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Section 2.7. Voting.

(a) Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question.

(b) Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such meeting. Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors. Each other question shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.

(c) Stock of the Corporation standing in the name of another corporation and entitled to vote may be voted by such officer, agent or proxy as the Bylaws or other internal regulations of such other corporation may prescribe or, in the absence of such provision, as the board of directors or comparable body of such other corporation may determine.

(d) Stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting.

(e) A stockholder whose voting stock of the Corporation is pledged shall be entitled to vote such stock unless on the transfer records of the Corporation the pledgor has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or such pledgee’s proxy, may represent such shares and vote thereon.

(f) If voting stock is held of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (i) if only one votes, such act binds all; (ii) if more than one vote, the act of the majority so voting binds all; and (iii) if more than one votes, but the vote is evenly split on any particular matter each faction may vote such stock proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery of the State of Delaware or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the stock, which shall then be voted as determined by a majority of such persons and the person appointed by such court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this subsection shall be a majority or even split in interest.

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(g) Stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the

Corporation, shall not be voted at any meeting of stockholders and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 2.7 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

Section 2.8. Proxies.

(a) Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy filed with the Secretary before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy (i) by executing a writing authorizing such person or persons to act as such, which execution may be accomplished by such stockholder or such stockholder’s authorized officer, director, partner, employee or agent (or, if the stock is held in a trust or estate, by a trustee, executor or administrator thereof) signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (a “Transmission”) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such Transmission; provided that any such Transmission must either set forth or be submitted with information from which it can be determined that such Transmission was authorized by such stockholder.

(c) Any inspector or inspectors appointed shall examine Transmissions to determine if they are valid. If no inspector or inspectors are so appointed, the Secretary or such other person or persons as shall be appointed from time to time by the Board of Directors shall examine Transmissions to determine if they are valid. If it is determined that a Transmission is valid, the person or persons making that determination shall specify the information upon which such person or persons relied. Any copy, facsimile telecommunication or other reliable reproduction of such a writing or Transmission may be substituted or used in lieu of the original writing or Transmission for any and all purposes for which the original writing or Transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or Transmission.

Section 2.9. Fixing Date of Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (ii) to receive payment of any dividend or other distribution or allotment of any rights, (iii) to exercise any rights in respect of any change, conversion or exchange of stock, (iv) to express consent to

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corporate action in writing without a meeting, or (v) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than ten days before the date of such meeting; (2) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall be not more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall be not more than 60 days before such action.

(b) If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.10. List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

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Section 2.11. Action By Consent of Stockholders.

(a) Unless the power of stockholders to act by consent without a meeting is restricted or eliminated by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

(b) Every written consent shall bear the date of signature of each stockholder (or his, her or its proxy) signing such consent. Prompt notice of the taking of corporate action without a meeting of stockholders by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of persons to authorize or take the action were delivered to the Corporation in the manner required by this Section 2.11. All such written consents shall be delivered to the Corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(c) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of these Bylaws, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. Any consent by means of telegram, cablegram or electronic transmission shall be deemed to have been signed on the date on which it was transmitted. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, at its principal place of business or to the Secretary. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to the Secretary if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(d) No written consent shall be effective to authorize or take the corporate action referred to therein unless, within 60 days of the earliest dated written consent delivered to the Corporation in the manner required by this Section 2.11, written consents signed by a sufficient number of persons to authorize or take such action are delivered to the Corporation at its registered office in the State of Delaware, at its principal place of business or to the Secretary. All such written consents shall be filed with the minutes of proceedings of the stockholders, and actions authorized or taken under such written consents shall have the same force and effect as those authorized or taken pursuant to a vote of the stockholders at an annual or special meeting.

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ARTICLE III

Board of Directors

Section 3.1. Number. The initial Board of Directors shall consist of two directors. Thereafter, the number of directors may be amended from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors; provided that no such amendment may shorten the term of any incumbent director.

Section 3.2. Election; Resignation; Vacancies.

(a) Unless the Certificate of Incorporation or an amendment to these Bylaws adopted by the stockholders provides for a Board of Directors divided into two or three classes, at each annual meeting of stockholders the stockholders shall elect directors each of whom shall hold office until the next annual meeting of stockholders and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. If the Board of Directors is divided into classes, at each annual meeting at which the term of office of a class of directors expires, the stockholders shall elect directors of such class each to hold office until the annual meeting at which the terms of office of such class of directors expire and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

(b) Any director may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.

(c) Any newly created directorship or any vacancy occurring in the Board of Directors for any reason may be filled by a majority of the remaining directors (excluding any director elected by any class or series of preferred stock), although less than a quorum, or by a plurality of the votes cast in the election of directors at a meeting of stockholders. Each director elected to replace a former director shall hold office until the expiration of the term of office of the director whom he or she has replaced and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. A director elected to fill a newly created directorship shall serve until the next annual meeting of stockholders and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Section 3.3. Regular Meetings. Unless otherwise determined by the Board of Directors, a regular annual meeting of the Board of Directors shall be held, without call or notice, immediately after and, if the annual meeting of stockholders is held at a place, at the same place as the annual meeting of stockholders, for the purpose of organizing the Board of Directors, electing officers and transacting any other business that may properly come before such meeting. If the stockholders shall elect the directors by written consent of stockholders as permitted by Section 2.11 of these Bylaws, a special meeting of the Board of Directors shall be called as soon as practicable after such election for the purposes described in the preceding sentence. Additional regular meetings of the Board of Directors may be held without call or notice at such times as shall be fixed by resolution of the Board of Directors.

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Section 3.4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, the President, the Secretary or by any member of the Board of Directors. Notice of an in-person special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting. Notice of a special telephonic meeting of the Board of Directors shall be given by the person or persons calling the meeting at least two hours before the special meeting. The purpose or purposes of a special meeting need not be stated in the call or notice.

Section 3.5. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or if there is none or in his or her absence, by the President, or in his or her absence, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. A majority of the directors present at a meeting, whether or not they constitute a quorum, may adjourn such meeting to any other date, time or place without notice other than announcement at the meeting.

Section 3.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.7. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in these Bylaws or in the resolution of the Board of Directors designating such committee, or an amendment to such resolution, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.8. Telephonic Meetings. Directors, or any committee of directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such meeting.

Section 3.9. Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Corporation are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 3.10. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III of these Bylaws.

Section 3.11. Reliance upon Records. Every director, and every member of any committee of the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

Section 3.12. Interested Directors. A director who is directly or indirectly a party to a contract or transaction with the Corporation, or is a director or officer of or has a financial interest in any other corporation, partnership, association or other organization which is a party to a contract or transaction with the Corporation, may be counted in determining whether a quorum is present at any meeting of the Board of Directors or a committee thereof at which such contract or transaction is considered or authorized, and such director may participate in such meeting and vote on such authorization to the extent permitted by applicable law, including Section 144 of the General Corporation Law of the State of Delaware.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or a committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for services as a director or committee member. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Officers

Section 4.1. Executive Officers; Election; Qualification; Term of Office. The Board of Directors shall elect a President and may, if it so determines, elect a Chairman of the Board from among its members. The Board of Directors shall also elect a Secretary and may elect one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer and one or more Assistant Treasurers. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 4.2. Resignation; Removal; Vacancies. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

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Section 4.3. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.4. President. The President of the Corporation shall be the chief executive officer of the Corporation and shall in general supervise and control all of the business affairs of the Corporation, subject to the direction of the Board of Directors. The President may execute, in the name and on behalf of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors or a committee thereof has authorized to be executed, except in cases where the execution shall have been expressly delegated by the Board of Directors or a committee thereof to some other officer or agent of the Corporation.

Section 4.5. Secretary. In addition to such other duties, if any, as may be assigned to the Secretary by the Board of Directors, the Chairman of the Board, if any, or the President, the Secretary shall (i) keep the minutes of proceedings of the stockholders, the Board of Directors and any committee of the Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be the custodian of the records and seal of the Corporation; (iv) affix or cause to be affixed the seal of the Corporation or a facsimile thereof, and attest the seal by his or her signature, to all certificates for shares of stock of the Corporation and to all other documents the execution of which under seal is authorized by the Board of Directors; and (v) unless such duties have been delegated by the Board of Directors to a transfer agent of the Corporation, keep or cause to be kept a register of the name and address of each stockholder, as the same shall be furnished to the Secretary by such stockholder, and have general charge of the stock transfer records of the Corporation.

Section 4.6. Chief Financial Officer. The Chief Financial Officer shall perform the duties designated by the President and shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. The Chief Financial Officer shall render to the Board of Directors, whenever requested, an account of the financial condition of the Corporation.

ARTICLE V

Stock Certificates and Transfers

Section 5.1. Certificate. Stock of the Corporation may be certificated and every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, if any, or the President or a Vice President, and by the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be facsimile, stamp or other imprint. In case any officer, transfer agent, or registrar who has signed or whose facsimile, stamp or other imprint signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar continued to be such at the date of issue.

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Section 5.2. Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such stockholder’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation (if such stock is certificated) duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of Section 5.2 of these Bylaws, or, if such stock is not certificated, upon delivery of a duly executed and endorsed stock transfer power, and upon payment of applicable taxes with respect to such transfer, and in compliance with any restrictions on transfer applicable to such stock certificate or the shares represented thereby of which the Corporation shall have notice and subject to such rules and regulations as the Board of Directors may from time to time deem advisable concerning the transfer and registration of stock certificates, the Corporation may issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and, in each case, record the transaction upon its books. Transfers of stock shall be made only on the books of the Corporation by the registered holder thereof or by such holder’s attorney or successor duly authorized as evidenced by documents filed with the Secretary or transfer agent of the Corporation. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificate or certificates representing such stock are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

Section 5.4. Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

ARTICLE VI

Notices

Section 6.1. Manner of Notice.

(a) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any stockholder, director or member of any committee of the Board of Directors, such notice may be given by (i) personal delivery, (ii) depositing it, in a sealed envelope, in the United States mails, first class, postage prepaid, addressed, (iii) delivering to a company for overnight or second day mail or delivery, (iv) delivering it to a telegraph company, charges prepaid, for transmission, or by transmitting it via telecopier, or (v) any other reliable means permitted by applicable law (including, subject to Section 6.1(b), electronic transmission) to such stockholder, director or member, either at the address of such stockholder, director or member as it appears on the records of the

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Corporation or, in the case of such a director or member, at his or her business address; and such notice shall be deemed to be given at the time when it is thus personally delivered, deposited, delivered or transmitted, as the case may be. Such requirement for notice shall also be deemed satisfied, except in the case of stockholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by law or these Bylaws.

(b) Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder.

Section 6.2. Dispensation with Notice.

(a) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any stockholder to whom (i) notice of two consecutive annual meetings of stockholders, and all notices of meetings of stockholders or of the taking of action by stockholders by written consent without a meeting to such stockholder during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities of the Corporation during a 12-month period, have been mailed addressed to such stockholder at the address of such stockholder as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting which shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth the then current address of such stockholder, the requirement that notice be given to such stockholder shall be reinstated.

(b) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required, and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

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Section 6.3. Waiver of Notice. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee or directors need be specified in any written waiver of notice.

ARTICLE VII

Indemnification

Section 7.1. Indemnification of Directors, Officers, Employees and Other Agents.

(a) The Corporation shall indemnify its directors and officers to the extent not prohibited by the Delaware General Corporation Law (the “DGCL”) or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 7.3.

(b) The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

Section 7.2. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 7.4 of this Article VII, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

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Section 7.3. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article VII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article VII to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 7.5. Survival of Rights. The rights conferred on any person by this Article VII shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Section 7.6. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VII.

Section 7.7. Amendments. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 7.8. Saving Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law. If this Article VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 7.9. Certain Definitions. For the purposes of this Article VII, the following definitions shall apply.

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) For purposes of this Article VII, the term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d) References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

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ARTICLE VIII

General

Section 8.1. Fiscal year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 8.2. Seal. The corporate seal, if any, shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, electronic format or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 8.4. Definitions. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.5. Amendment of Bylaws. These Bylaws may be altered or repealed, and new Bylaws made, by the majority vote of the whole Board of Directors, provided, however, a Bylaw adopted by the holders of stock having a majority of the votes entitled to vote thereon that prescribes the required vote for the election of directors may not be altered by the Board of Directors. The holders of stock having a majority of the votes entitled to vote thereon may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

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THIS IS TO CERTIFY: That I am the duly elected, qualified and acting Secretary of Poseida Therapeutics, Inc. and that the foregoing Bylaws were adopted as the Bylaws of said corporation effective as of the [ ] day of [    ].

Sean Johnston, Secretary